Exhibit 2.1

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW BALL SHARES EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS AND THE SCHEME DOCUMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

19 February 2015

RECOMMENDED CASH AND SHARE OFFER

FOR

REXAM PLC

BY

BALL UK ACQUISITION LIMITED

a wholly-owned subsidiary of

BALL CORPORATION

Summary

•                  The Boards of Ball Corporation (“Ball”) and Rexam PLC (“Rexam”) are pleased to announce that they have reached agreement on the terms of a recommended offer for the entire issued and to be issued ordinary share capital of Rexam by Ball UK Acquisition Limited (“Bidco”), a wholly-owned subsidiary of Ball (the “Offer”). The Offer is to be effected by means of a court-sanctioned scheme of arrangement under Part 26 of the Companies Act (the “Scheme”).

•                  Under the terms of the Offer, Rexam Ordinary Shareholders will be entitled to receive:

for each Rexam Ordinary Share held	407 pence in cash

and

0.04568 of a New Ball Share

•                  The exchange ratio is based on Ball’s 90-day volume weighted average price as of 17 February 2015 and a value of 610 pence per Rexam Ordinary Share, valuing the entire issued and to be issued ordinary share capital of Rexam at approximately £4.3 billion.

•                  Based on Ball’s closing share price of US$74.39 and the exchange rate of US$1.54:£1 on 17 February 2015 (being the last practicable date prior to this announcement), the Offer:

•                  represents an indicative value of 628 pence per Rexam Ordinary Share

•                  values the entire issued and to be issued ordinary share capital of Rexam at approximately £4.4 billion

•                  represents an attractive premium of approximately 40 per cent. to the Closing Price per Rexam Ordinary Share of 448 pence on 4 February 2015 (being the last Business Day before commencement of the Offer Period)

•                  Ball will provide a Mix and Match Facility, which will allow Rexam Ordinary Shareholders to elect to vary, subject to the availability of offsetting elections, the proportions in which they receive New Ball Shares and cash.

•                  In addition, Rexam Ordinary Shareholders will be entitled to the 2014 Final Dividend of 11.9 pence announced by Rexam today, subject to shareholder approval, and to any other dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date consistent with Rexam’s past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

•                  The combination of Ball and Rexam will create:

•                  a global leader in metal beverage packaging that will be better positioned to serve its combined customer base, through shared best practices, supply chain efficiency, manufacturing excellence and increased product innovation

•                  a company supplying the beverage, food, personal care, household product and aerospace industries with approximately US$15 billion in revenues

•                  a geographically diversified combined business with leading positions in North America, Latin America and Europe, as well as key developing regions including South America, Asia and the Middle East

•                  a long-term sustainable platform for employees built on an alignment of core values and shared culture to create a successful future

•                  The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

•                  The combination is expected to be accretive to earnings per share within the first full year of completion and is in line with Ball’s strategy to increase Economic Value Added (“EVA”) dollars or returns greater than its weighted average cost of capital on its larger average invested capital base. The combination is expected to foster meaningful EVA dollar growth over the medium term.

•                  Upon completion of the Offer Rexam Ordinary Shareholders will hold New Ball Shares representing approximately 19 per cent. of the enlarged Ball share capital (excluding shares held in Treasury), assuming that approximately 32 million New Ball Shares are issued pursuant to the Offer, and accordingly will be able to participate in the value creation in the Combined Group.

•                  The Ball Board has approved the Offer and intends to recommend unanimously that Ball Shareholders vote in favour of the Offer.

•                  The Rexam Board, which has been so advised by Rothschild and Barclays as to the financial terms of the Offer, considers the Offer to be fair and reasonable. In providing advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Directors.

•                  Accordingly, the Rexam Board believes that the terms of the Offer are in the best interests of Rexam Shareholders as a whole and intends to recommend unanimously that Rexam Ordinary Shareholders vote in favour of the resolutions to approve the Offer at the Court Meeting and the resolutions to be proposed at the General Meeting, as all of the Rexam Directors who hold Rexam Ordinary Shares have irrevocably undertaken to do in respect of their own aggregate beneficial holdings of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

•                  The Offer is subject to the satisfaction or waiver of the Pre-Condition, Conditions and further terms that are set out in Appendix I to this announcement and will be set out in the Scheme Document. In order to become effective, the Scheme must be approved by a majority in number of the Rexam Ordinary Shareholders voting at the Court Meeting representing not less than 75 per cent. in value of the Rexam Ordinary Shares held by the Rexam Ordinary Shareholders present and voting either in person or by proxy at the Court Meeting.

•                  The issuance of New Ball Shares requires approval by the requisite majority of Ball Shareholders at the Ball Shareholders’ meeting. Ball has committed to hold the Ball Shareholders’ meeting to approve the issuance within six months of the date of this announcement.

•                  The receipt of competition authority clearances in the E.U. and U.S. is a Pre-Condition to the Offer. In addition, Ball and Rexam have agreed that the absence of a requirement to make material divestitures in the E.U. and the U.S. on a combined basis is a Condition of the Offer. It is expected that the Scheme Document will be posted to Rexam Shareholders shortly after the satisfaction or waiver of the Pre-Condition. The Offer is expected to complete in the first half of 2016.

•                  Further information in relation to the publication of the Scheme Document and the Scheme timetable will be published in due course.

•                  Commenting on the Offer, Stuart Chambers, Chairman of Rexam, said:

“In recent years Rexam’s management team has led a transformation of the Group, returning approximately £1.5 billion of cash to shareholders since 2010 and creating a focused beverage can maker with a promising future. Notwithstanding that, the Rexam Board believes that the proposed combination with Ball will bring an enhanced ability to serve the demands of our increasingly global customers and represents a compelling opportunity for our shareholders.”

•                  Commenting on the Offer, Graham Chipchase, Chief Executive of Rexam, said:

“We believe that the proposed combination with Ball is an excellent opportunity for all stakeholders. Combining the two companies will create a truly global platform to deliver “best in class” service to customers based on a shared culture of manufacturing excellence and continued innovation. The proposed transaction offers our shareholders an attractive premium and an opportunity to participate in the value creation of the combined group through ownership of Ball shares.”

•                  Commenting on the Offer, John Hayes, Chairman, President & CEO of Ball, said:

“The combination of Ball and Rexam creates a global metal beverage packaging supplier capable of leveraging its geographic presence, innovative products and talented employees to better serve customers of all sizes in all regions across the globe; while at the same time generating significant shareholder value.”

This summary should be read in conjunction with the full text of the following announcement, including the Appendices. The Pre-Condition, Conditions and certain further terms of the Offer are set out in Appendix I. Appendix II contains bases and sources of certain information contained within this document. Appendix III contains details of the director irrevocable undertakings given to Ball. Appendix IV contains information relating to the Quantified Financial Benefits Statement made in this announcement and the reports of Ball’s reporting accountant and lead financial adviser. Appendix V contains the definitions of certain terms used in this announcement.

Representing Ball as lead financial adviser is Greenhill. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represent Ball as financial advisers. Skadden, Arps, Slate, Meagher & Flom LLP is acting as lead legal adviser, and Axinn, Veltrop and Harkrider LLP is acting as lead anti-trust adviser.

Representing Rexam as joint financial adviser/Rule 3 adviser are Rothschild and Barclays, as joint corporate broker and financial adviser are Credit Suisse and Merrill Lynch International and as legal adviser is Freshfields Bruckhaus Deringer LLP.

Analyst and investor calls

Ball will host a conference call on Thursday, February 19, 2015, to discuss the proposed transaction. The call will begin at 6 a.m. Mountain Time (1 p.m. U.K. time). The North American toll-free number for the call is 800-920-2905, the U.K. toll-free number is (0) 800 528 0280 and other international callers should dial 212-271-4651. The following URL will display a webcast of the live call:

http://edge.media-server.com/m/p/gmdrcysf/lan/en

For those unable to listen to the live call, a taped replay will be available from 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on Thursday, February 19, 2015, until 8:30 a.m. Mountain Time (3:30 p.m. U.K. time) on February 26, 2015. To access the replay, call 800-633-8284 (toll-free North American callers) or (0) 800 692 0831 (toll-free U.K. callers) or 402-977-9140 (international callers) and use reservation number 21762045. A written transcript of the call will be posted within 48 hours of the call’s conclusion to Ball’s website at www.ball.com/investors.

Rexam will hold a presentation for analysts and investors to discuss its results for the full year 2014 at 9:00 a.m. UK time at the Merrill Lynch Financial Centre, 2 King Edward Street, London, EC1A 1HQ. Subject to certain restrictions, the presentation will be webcast live on www.rexam.com at the above time and subsequently will be available on demand.

The 09:00 UK conference can also be accessed via audio link by dialling:

UK: + 44 (0)20 3139 4830

US: +1 718 873 9077

Access code: 17347007#

A replay service will be available for 30 days:

UK Toll Free:	+44 (0)20 3426 2807

US Toll Free:	+1 866 535 8030

Password:	652556#

Enquiries

Ball

John Hayes, Chairman, President and Chief Executive Officer	+1 (303) 469-3131

Scott Morrison, Senior Vice President and Chief Financial Officer

Bob Tettero, Vice President, Corporate Planning and Development

Ann Scott, Director, Investor Relations

Greenhill (Lead financial adviser to Ball)

David Wyles	+44 (0) 20 7198 7400

Pieter-Jan Bouten

Glenn Tilles	+1 (312) 846 5000

Douglas Jackson

Deutsche Bank (Financial adviser to Ball)

Richard Sheppard	+44 (0) 20 7545 8000

Niall Cullinane	+1 (212) 250 2500

Goldman Sachs (Financial adviser to Ball)

Peter Brundage	+1 (214) 855 1117

Nimesh Khiroya	+44 (0) 20 7774 9164

Kevin Guidotti	+1 (415) 249 7005

FTI Consulting (Public relations adviser to Ball)

Richard Mountain	+44 (0) 20 3727 1340

Andrew Lorenz

Rexam

Stuart Chambers, Chairman	+ 44 (0) 20 7227 4100

Graham Chipchase, Chief Executive

David Robbie, Finance Director

Marion Le Bot, Head of Investor Relations

Suniti Chauhan, Director of Corporate Development

Rothschild (Joint financial adviser/Rule 3 adviser to Rexam)

Ravi Gupta	+44 (0) 20 7280 5000

Yuri Shakhmin

Nick Ivey

Barclays (Joint financial adviser/Rule 3 adviser to Rexam)

Richard Taylor	+44 (0) 20 7623 2323

Andrew Owens

Asim Mullick

Credit Suisse (Joint corporate broker and financial adviser to Rexam)
+44 (0) 20 7888 8888
Stuart Field

Lewis Burnett

Merrill Lynch International (Joint corporate broker and financial adviser to Rexam)

Jonathan Bewes	+44 (0) 20 7628 1000

Peter Luck

Tulchan Communications LLP (Communications adviser to Rexam)

Martin Robinson	+44 (0) 20 7353 4200

Katharine Wynne

Andrew Grant

Greenhill & Co. International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as lead financial adviser to Ball and no one else in connection with the Offer and will not be responsible to anyone other than Ball for providing the protections afforded to clients of Greenhill & Co. International LLP, nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Greenhill & Co. International LLP nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Greenhill & Co. International LLP in connection with this announcement, any statement contained herein, the Offer or otherwise.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFIN - Federal Financial Supervisory Authority). Deutsche Bank AG, London Branch is further authorised by the Prudential Regulation Authority and subject to limited regulation by the Financial Conduct Authority and Prudential Regulation Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority and regulation by the Financial Conduct Authority are available on request. Deutsche Bank AG, London Branch is acting as financial adviser to Ball and no one else in connection with the contents of this announcement. Neither Deutsche Bank AG nor any other company in the Deutsche Bank Group will be responsible to any person other than Ball for providing the protections to clients under the UK regulatory regime nor for providing advice in relation to the Offer or any matters referred to in this announcement. Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with this announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Ball and no one else in connection with the Offer and the other matters referred to in this announcement. In connection with the Offer and any other such matters, Goldman Sachs International and Goldman, Sachs & Co, their affiliates and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Ball for providing the protections afforded to their clients or for giving advice in connection with the Offer or any other matter referred to herein.

Rothschild, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Rothschild, or for providing advice in connection with the Offer or any other matter referred to in this announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Offer, the content of this announcement or any other matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Merrill Lynch International nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Further Information

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor shall there be any sale, issuance or transfer of securities of Ball or Rexam in any jurisdiction in contravention of applicable laws. The Offer will be made solely pursuant to the Scheme Document (or in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document) which will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Offer. Any vote or response in relation to the Offer should be made solely on the basis of the Scheme Document (or Offer Document, as the case may be).

This announcement does not constitute a prospectus or prospectus equivalent document.

Ball reserves the right to elect in accordance with the Co-operation Agreement (summarised at Section 11), with the consent of the Panel (where necessary), to implement the Offer by way of a Takeover Offer. In such event, the Takeover Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.

Information relating to Rexam Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Rexam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Rexam may be provided to Ball during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Overseas jurisdictions

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Rexam Ordinary Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This announcement has been prepared for the purpose of complying with English law and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside England.

Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Offer.

If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Rexam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Rexam

The Offer relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Offer, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Offer is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer and determines to extend the Takeover Offer into the United States, the Offer will be made in compliance with applicable United States laws and regulations.

The New Ball Shares to be issued pursuant to the Offer have not been registered under the U.S. Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Ball Shares to be issued pursuant to the Offer will be issued pursuant to the exemption from registration provided by Section 3(a)(10)

under the U.S. Securities Act. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Ball Shares. In this event, Rexam Shareholders and holders of Rexam ADRs are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Ball’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Ball Shares to be issued in connection with the Offer, or determined if this announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

Rexam is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Rexam or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Rexam or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Notice to U.S. Investors in Ball

This Announcement may be deemed to be solicitation material in respect of the proposed acquisition of Rexam PLC (“Rexam”) by Ball Corporation (“Ball”), including the issuance of shares of Ball common stock in respect of the proposed acquisition. In connection with the foregoing proposed issuance of Ball common stock, Ball expects to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). To the extent Ball effects the acquisition of Rexam as a Scheme under English law, the issuance of Ball common stock in the acquisition would not be expected to require registration under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption provided by Section 3(a)(10) under the Act.  In the event that Ball determines to conduct the acquisition pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC containing a prospectus with respect to the Ball common stock that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF BALL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ACQUISITION THAT BALL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALL, THE PROPOSED ISSUANCE OF BALL COMMON STOCK, AND THE PROPOSED ACQUISITION. The preliminary proxy statement, the definitive proxy statement, the registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of Ball common stock and the acquisition (when they become available), and any other documents filed by Ball with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Ball’s website,

www.ball.com, or by contacting our Investor Relations department in writing at 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021.

Ball and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ball’s stockholders with respect to the proposed acquisition, including the proposed issuance of Ball common stock in respect of the proposed acquisition. Information about Ball’s directors and executive officers and their ownership of Ball’s common stock is set forth in Ball’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014 and Ball’s proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the proposed acquisition and issuance of Ball common stock in the proposed acquisition.

Cautionary note regarding forward-looking statements

This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Ball, Rexam and the Combined Group and certain plans and objectives of Ball with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Factors that might affect: a) Ball and Rexam’s packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) Ball and Rexam (each as a whole) include those listed in (a) plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labour cost changes; rates of return on assets of Ball and Rexam’s respective defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; and interest rates affecting Ball and Rexam’s respective debt, and c) Ball’s aerospace segment include funding, authorisation, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. These forward-looking statements are based on numerous assumptions and assessments made by Ball and/or Rexam in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.

The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Neither Ball nor Rexam assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

No Profit Forecast

No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that earnings per Ball Share or Rexam Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball Share or Rexam Share.

Quantified Financial Benefits

No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Group’s earnings in the first full year following the effective date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

Disclosures are therefore required in the shares of Ball and Rexam.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website

A copy of this announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Ball’s website at www.ball.com and on Rexam’s website at www.rexam.com by no later than noon (London time) on the day following this announcement. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement) are incorporated into, or form part of, this announcement.

Requesting hard copy documents

In accordance with Rule 30.2 of the Code, a person so entitled may request a copy of this announcement (and any information incorporated into it by reference to another source) in hard copy form. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested from either Ball by contacting Greenhill on +44 (0) 20 7198 7400 or Rexam by sending a request to 4 Millbank, London, SW1P 3XR or by contacting Rothschild on +44 20 7280 5000, as appropriate.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS OR PROSPECTUS EQUIVALENT DOCUMENT AND INVESTORS SHOULD NOT MAKE ANY INVESTMENT DECISION IN RELATION TO THE NEW BALL SHARES EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS AND THE SCHEME DOCUMENT WHICH ARE PROPOSED TO BE PUBLISHED IN DUE COURSE.

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

FOR IMMEDIATE RELEASE

19 February 2015

RECOMMENDED CASH AND SHARE OFFER

FOR

REXAM PLC

BY

BALL UK ACQUISITION LIMITED

a wholly-owned subsidiary of

BALL CORPORATION

1.                                      Introduction

The Boards of Ball and Rexam are pleased to announce that they have reached agreement on the terms of a recommended offer in the form of cash and shares pursuant to which Bidco, a wholly-owned subsidiary of Ball, will acquire the entire issued and to be issued ordinary share capital of Rexam.

The Offer is to be effected by means of a scheme of arrangement under Part 26 of the Companies Act.

2.                                      The Offer

Under the terms of the Offer, which will be subject to the Pre-Condition and Conditions set out below and in Appendix I, Rexam Ordinary Shareholders will be entitled to receive:

for each Rexam Ordinary Share held	407 pence in cash

and

0.04568 of a New Ball Share

The exchange ratio is based on Ball’s 90-day volume weighted average price as of 17 February 2015 and a value of 610 pence per Rexam Ordinary Share, valuing the entire issued and to be issued ordinary share capital of Rexam at approximately £4.3 billion.

Based on Ball’s closing share price of US$74.39 and the exchange rate of US$1.54:£1 on 17 February 2015 (being the last practicable date prior to this announcement), the Offer:

•                  represents an indicative value of 628 pence per Rexam Ordinary Share

•                  values the entire issued and to be issued ordinary share capital of Rexam at approximately £4.4 billion

•                  represents an attractive premium of approximately 40 per cent. to the Closing Price per Rexam Ordinary Share of 448 pence on 4 February 2015 (being the last Business Day before commencement of the Offer Period)

Ball will provide a Mix and Match Facility, which will allow Rexam Ordinary Shareholders to elect, subject to offsetting elections, to vary the proportions in which they receive New Ball Shares and cash. Ball and Rexam will work together to seek to address costs of holding and dealing in Ball Shares for certain Rexam Ordinary Shareholders.

In addition, Rexam Ordinary Shareholders will be entitled to the 2014 Final Dividend of 11.9 pence announced by Rexam today, subject to shareholder approval, and to any other dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date consistent with Rexam’s past practice, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

During the Offer Period, Ball and the members of the Ball Group will not authorise or pay any dividends, save for those paid: (i) in the ordinary course and consistent with its past practice over the last 18 months and, where applicable, its published dividend policy, and (ii) with reference to a record date after the Effective Date such that, if the Scheme is completed, the New Ball Shares rank for participation rateably and equally with all other Ball Shares then in issue.

The receipt of competition authority clearances in the E.U. and U.S. is a Pre-Condition to the Offer. In addition, Ball and Rexam have agreed that the absence of a requirement to make material divestitures in the E.U. and the U.S. on a combined basis is a Condition of the Offer.

It is expected that the Scheme Document will be posted to Rexam Shareholders shortly after the satisfaction or waiver of the Pre-Condition. The Offer is conditional, amongst other things, on: (i) approval by the requisite majorities of Rexam Ordinary Shareholders at the Meetings; (ii) the Scheme becoming effective no later than the Long Stop Date; (iii) approval by the requisite majority of Ball shareholders entitled to vote on such matter at a Ball Shareholders’ meeting to be held within 6 months of the date of this announcement; and (iv) certain regulatory clearances being received.

3.                                      Recommendation

The Rexam Board, which has been so advised by Rothschild and Barclays as to the financial terms of the Offer, considers the Offer to be fair and reasonable. In providing their advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Board. Accordingly, the Rexam Board intends to recommend unanimously that Rexam Ordinary Shareholders vote or procure votes in favour of the resolutions relating to the Offer at the Meetings, as all Rexam Directors who hold Rexam Ordinary Shares have irrevocably undertaken to do in respect of their entire aggregate holdings of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

4.                                      Background to and reasons for the Rexam Board recommendation

In 2010 Rexam set out a plan to strengthen the foundations of its business and create a solid platform for the future. Rexam highlighted three areas that were fundamental to achieving these aims: managing costs, optimising cash and improving return on capital employed (“ROCE”) to achieve 15 per cent. ROCE by the end of 2013. Rexam also embarked on a transformation of the portfolio to become a 100 per cent. beverage can maker.

This strategy has resulted in considerable value creation for shareholders. Since 2010, Rexam has generated approximately £1.1 billion in free cash flow, made restructuring and efficiency savings of approximately £215 million and achieved its ROCE target. Following disposals of its plastic packaging businesses between 2011 and 2014, Rexam has become a focused global beverage can maker. In executing the strategy, Rexam has returned approximately £1.5 billion of cash to shareholders through special returns and ordinary dividends and delivered a total shareholder return of 82 per cent. since 1 January 2010.

Whilst Rexam has a clear and proven standalone strategy that would continue to deliver shareholder value, the Rexam Board believes that the proposed combination with Ball is compelling and will offer its stakeholders a stronger and more sustainable long-term future. The combined business will have a significantly enhanced global footprint and bring together a shared culture for manufacturing excellence and innovation which will uniquely position the enlarged group to deliver a “best in class” offering to customers and address the industry trends. The combination is also expected to yield significant synergy benefits through increased efficiency of supply, optimised operations, benefits of scale and eliminated duplication.

The Rexam Board believes that the Offer provides attractive value for Rexam Ordinary Shareholders through the premium offered, the significant cash component of the Offer and the opportunity for Rexam Ordinary Shareholders to participate in the value creation in the Combined Group through the equity component of the Offer.

In light of these factors and having received advice from its financial advisers, the Rexam Board intends to recommend unanimously the Offer to Rexam Ordinary Shareholders as set out in Section 3 above.

In the near term, given the anticipated timetable to closing including with regards to the regulatory clearance process as set out in Sections 18 and 19 below, Rexam’s well-established proactive management of the business will continue, with a clear and maintained focus of pursuing value creation through focused investment, strengthened customer relationships, delivery on operational excellence and continued innovation.

5.                                      Interests in shares and irrevocable undertakings

The Rexam Directors who hold Rexam Ordinary Shares, being Stuart Chambers, Graham Chipchase, John Langston, Leo Oosterveer, Ros Rivaz, David Robbie and Johanna Waterous, have irrevocably undertaken to vote in favour of the Scheme at the Court Meeting and the resolutions to be proposed at the General Meeting in respect of their Rexam Ordinary Shares which amount in aggregate to 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

6.                                      Background to and reasons for the Offer

6.1                               Introduction

Ball has identified a number of compelling factors which underpin the commercial logic for the proposed acquisition of Rexam by Ball and make it highly attractive, substantially benefitting both the shareholders and the customers of the respective companies. The Combined Group would achieve higher standard and specialty unit volumes creating production efficiencies and diverse distribution capabilities in the highly-competitive packaging sector, and would be able to take advantage of greater efficiency and a broader and balanced production facility footprint in most regions, which would enable it to reduce critical manufacturing and supply chain costs across its combined operations.

As a result of its increased size, the Combined Group would be able to benefit from lower costs as a result of improved asset utilisation and more efficient sourcing from its metals and other direct and indirect material suppliers, as demonstrated by the significant cost savings achieved after similar combinations in 1998 (Reynolds), 2002 (Schmalbach-Lubeca) and 2009 (ABInBev plants). In addition, a key objective of the Offer is to enable the Combined Group to better serve customers in markets across the globe with its enhanced geographic footprint, broad and innovative product offerings, the ability to achieve efficiencies through production line optimisation and achievement of important financial savings and improved efficiencies relating to freight, logistics and warehousing. Rexam also shares Ball’s ‘customer-focused’ attitude, focus on sustainability initiatives and high ethical standards, and the Ball Directors expect this to facilitate the successful integration of the companies’ management and operations following completion of the proposed acquisition.

In particular, Ball expects the proposed acquisition to deliver long-term shareholder value by:

•                  further globalising and optimising its sourcing of direct and indirect materials, including benefitting from harmonising specifications and the Combined Group’s increased volume requirements

•                  delivering production, freight, warehousing and other efficiencies, which can be leveraged to the benefit of its customers and stakeholders

•                  lowering production costs through best practice sharing across the Combined Group

•                  initiating cost savings in respect of certain business support functions

•                  improving asset utilisation across its aluminium beverage can, end and bottle production lines

•                  broadening its geographic footprint and gaining access to new territories

•                  aligning its product portfolio of can sizes and shapes to compete against glass, plastics and other substrates and providing metal beverage packaging innovation to its highly diverse customer base serving the carbonated soft drink, beer, energy drink, juice, sparkling water and wine categories

•                  combining efforts on sustainability priorities including measureable progress toward operational priorities: safety, electricity, natural gas, water, waste, volatile organic compounds (VOC) and carbon

6.2                               The risk of self-supply and substrate substitution

The realisation of these synergies is critical to optimising prices to customers so that the Combined Group is better able to compete both with customers who are turning toward self-supply and to other materials such as PET and glass.

Certain of Ball and Rexam’s global and regional soft drink and beer customers have developed the capability to satisfy a large proportion of their own packaging requirements with aluminium cans and/or PET bottles. In many cases, customers operate these beverage packaging manufacturing plants in close proximity to their filling locations, reducing customers’ freight and warehousing costs and minimising production delays. In addition, the largest customers of Ball and Rexam are able to bring significant purchasing power to bear on raw materials suppliers such as aluminium can sheet producers and PET suppliers, and thereby take advantage of favourable metals and other raw materials prices globally.

Through the proposed acquisition of Rexam, Ball sees the opportunity to provide the Combined Group with the efficiency and geographic presence to better serve its customers on a stable, long-term basis with access to innovation to grow their brands. These synergies are expected to be directly proportional to the volume of sales made by the Combined Group and will further enable the Combined Group to compete with other packaging substrates like PET and glass.

6.3                               Lowering freight costs and improving operating efficiency

Both Ball and Rexam serve customers across a broad range of geographies. The Combined Group will benefit from lower transportation and warehousing costs by taking advantage of an enhanced plant footprint across the combined network to reduce shipping distances and thereby greatly reducing related costs and increasing the ability of customers to react swiftly to market trends. This is particularly true of some specialty size cans, of which specific sizes are only made in a few of Ball’s and Rexam’s plants.

While Ball expects the Offer to be highly transformative by allowing the combined entity to operate more effectively on a global scale, Ball and Rexam mutually acknowledge that the commercial synergies and benefits which form the rationale for the proposed acquisition could be undermined depending upon the nature of any potential remedies that might be demanded by the E.U. and U.S. anti-trust authorities. Importantly, the damage to the Combined Group’s operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam have agreed to include the Pre-Condition and Condition 2 (Specific anti-trust and regulatory clearances and approvals) of Part 2 of Appendix I to the Offer. Pursuant to the Co-operation Agreement summarised in Section 11, Ball has undertaken to take all steps necessary to satisfy this Pre-Condition and this Condition, subject to there not being an Anti-trust Material Adverse Effect.

7.                                      Financial benefits of the Offer

The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

The principal sources of quantified synergies are as follows:

•                  approximately 44 per cent. of the identified synergies are expected to be generated from lower general and administrative (“G&A”) expenses

•                  approximately 32 per cent. of the identified synergies are expected to be generated from reduced costs due to optimising global sourcing via standardisation and greater purchasing volume for various direct and indirect materials

•                  approximately 22 per cent. of the identified synergies are expected to be generated from lower freight, logistics and warehousing costs

•                  approximately 2 per cent. of the identified synergies are expected to be generated from sharing best practices across the Combined Group to lower production costs and optimising the expanded production capabilities of the Combined Group

In addition to these quantified synergies, the Ball Responsible Officers believe that significant further value can be created through additional opportunities, including:

•                  revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and their needs for innovative products; and (ii) the Combined Group’s ability to provide a better, more cost-effective service to its customers

•                  balance sheet improvements through improved working capital, including better inventory management as a result of the larger plant network

It is envisaged that the realisation of the identified synergies will result in non-recurring integration costs of approximately US$300 million over the first three years. It is anticipated that the integration costs will have been incurred by the end of the 3rd financial year of operations of the Combined Group.

Aside from the integration costs, no material dis-synergies are expected in connection with the Offer. The expected synergies will accrue as a direct result of the success of the Offer and would not be achieved on a standalone basis.

As at the date of this announcement, the Ball Responsible Officers are in the process of preparing an integration plan for the Combined Group. However, the planning and the integration process will be considered in greater detail following the successful completion of the Offer. As soon as practicable following completion of the Offer, the Combined Group will aim to have validated its initial synergy assumptions, agreed the proposed target operating model of the Combined Group and completed the proposed integration plan across the Combined Group’s business. The integration plan, once it is further developed, will set out the proposed scope of the integration process and specified objectives, proposed organisation structures and processes to be reviewed and subsequently implemented, together with an overall proposed integration programme and stakeholder communication and consultation timetable. Finalisation of the integration plan will be subject to engagement with appropriate stakeholders, including employee representative bodies and unions.

These statements of identified synergies and estimated costs savings relate to future actions and circumstances which by their nature involve risks, uncertainties and contingencies. As a consequence, the identified synergies and estimated cost savings referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. For the purposes of Rule 28 of the Code, these statements of potential quantified synergies are the responsibility of Bidco in its capacity as offeror. Appendix IV to this announcement includes a copy of this Quantified Financial Benefits Statement and the supporting bases of belief. Appendix IV also includes reports in connection with this Quantified Financial Benefits Statement from each of Greenhill and PricewaterhouseCoopers, as required by Rule 28 of the Code. Each of Greenhill and PricewaterhouseCoopers have given and not withdrawn their consent to the publication of their report in the form and context in which they are included.

These statements are not intended as a profit forecast and should not be interpreted as such.

8.                                      Information on Ball, Bidco and Rexam

Ball

Ball is one of the world’s leading suppliers of metal packaging to the beverage, food, personal care and household products industries. The company was organised in 1880 and incorporated in the state of Indiana, U.S., in 1922. Ball’s packaging products are produced for a variety of end uses and are manufactured in facilities around the world. Ball also provides aerospace and other technologies and services to governmental and commercial customers within its aerospace and technologies segment. In 2014, Ball’s total consolidated net sales were US$8.6 billion. Ball’s packaging businesses were responsible for 89 per cent. of its net sales, with the remaining 11 per cent. contributed by its aerospace business.

Ball’s largest product lines are aluminium and steel beverage containers. Ball also produces steel food, aerosol, paint, general line and decorative specialty containers, as well as extruded aluminium aerosol and beverage containers and aluminium slugs. Ball sells its packaging products mainly to multi-national beverage, food, personal care and household products companies with which it has developed long-term customer relationships. Ball’s aerospace business is a leader in the design, development and manufacture of innovative aerospace systems for civil, commercial and national security aerospace markets. It produces spacecraft, instruments and sensors, radio frequency systems and components, data exploitation solutions and a variety of advanced aerospace technologies and products that enable remote imaging of the earth and deep space missions.

Ball believes strongly that by balancing economic, environmental and social impacts in its decision-making process, it will achieve long-term success. Third party endorsements such as Ball’s containers and packaging sector leadership position on the Dow Jones Sustainability World Index, inclusion on the FTSE4Good Index and Ball’s Cut/4 CArboN target, which strives to reduce the carbon footprint of its beverage can per region by 25 per cent. from 2010 to 2020, aptly illustrate Ball’s commitment to a sustainable business model.

In the financial year ended 31 December 2014, Ball had revenue of US$8.6 billion (£5.6 billion), earnings before interest and taxes of US$0.8 billion (£0.5 billion) and comparable earnings per diluted share of US$3.88. Ball is listed on the New York Stock Exchange with a market capitalisation of approximately US$10.5 billion (£6.8 billion) (as at 17 February 2015, being the last practicable date prior to this announcement).

Ball is headquartered in Broomfield, Colorado, the United States and has over 14,500 employees worldwide.

Bidco

Bidco is a newly incorporated English private limited company, with Ball as its sole shareholder. Bidco has been formed at the direction of Ball for the purposes of making the Offer. Bidco has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Offer.

Rexam

Rexam is a leading global beverage can maker. Rexam makes approximately 64 billion cans a year covering a broad range of can sizes, which are used for products such as carbonated soft drinks, beer, energy drinks and other drinks categories. Rexam partners with some of the world’s most famous and successful consumer brands.

Rexam has 55 can making plants in more than 20 countries across the globe and employs around 8,000 people. It is headquartered in London, United Kingdom.

For the financial year ended 31 December 2014, Rexam generated sales of £3,832 million from continuing operations, underlying operating profit of £418 million and underlying profit before tax of £360 million.

Rexam Ordinary Shares are traded on the London Stock Exchange under the code REX and quoted in the U.S. in the form of Rexam ADRs under the symbol REXMY on the over the counter market. Rexam is a constituent member of the FTSE 250 Index.

9.                                      Management, headquarters and employees

Ball and Rexam attach great importance to the skills and experience of the existing management and employees of the respective groups. The combination will augment the world-class capabilities of both Ball and Rexam by employing a “best of both” approach, offering a tremendous opportunity for employees to progress in a business of greater international size and scope and to incorporate the skills and the talents present in both companies.

The Rexam Board and the Ball Board each recognise that in order to achieve the expected benefits of the Offer, operational and administrative restructuring will be required following completion of the Offer. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam.

Ball confirms that, following implementation of the Offer, the existing contractual and statutory employment rights, including in relation to pensions, of all Rexam employees will be fully observed. Further information in respect of employees and pensions will be set out in the Scheme Document.

10.                               Terms of Mix and Match Facility

Rexam Ordinary Shareholders (other than certain overseas shareholders) will be entitled to elect to vary the proportions in which they receive New Ball Shares and cash in respect of their holdings of Rexam Ordinary Shares. However, the total number of New Ball Shares to be issued and the maximum aggregate amount of cash to be paid under the Offer will not be varied as a result of elections under the Mix and Match Facility.

Accordingly, elections made by Rexam Ordinary Shareholders under the Mix and Match Facility will be satisfied only to the extent that other Rexam Ordinary Shareholders make off-setting elections. To the extent that elections cannot be satisfied in full, they will be scaled down on a pro rata basis. As a result, Rexam Ordinary Shareholders who make an election under the Mix and Match Facility will not know the exact number of New Ball Shares or the amount of cash they will receive until settlement of the consideration due to them in respect of the Offer.

The basis on which Rexam Ordinary Shareholders may vary the proportions in which they receive New Ball Shares and cash in respect of their holdings of Rexam Ordinary Shares will be set out in the Scheme Document to be published in due course.

In the event that a Rexam Ordinary Shareholder does not make an election under the Mix and Match Facility it will receive 407 pence in cash and 0.04568 of a New Ball Share for each Rexam Ordinary Share it holds.

Further details of the Mix and Match Facility (including the action to take in order to make a valid election, the deadline for making elections, and the basis on which entitlement to receive cash may be exchanged for an entitlement to additional New Ball Shares (or vice versa)) for Rexam Ordinary Shareholders and Rexam ADR holders will be included in the Scheme Document.

11.                               Offer-related arrangements

Confidentiality Agreement

Ball and Rexam have entered into a confidentiality agreement dated 19 January 2015 pursuant to which each of Ball and Rexam has undertaken to keep certain information relating to the Offer and to the other party confidential and not to disclose such information to third parties, except to certain permitted disclosees for the purposes of evaluating the Offer or if required by applicable laws or regulations. The confidentiality obligations of each party under this agreement continue for eighteen months following the termination of discussions between Ball and Rexam in relation to the Offer. The agreement also contains provisions pursuant to which each party has agreed not to solicit certain employees, suppliers and customers of the other party, subject to customary carve-outs, for a period of twelve months.

Co-operation Agreement

Rexam, Ball and Bidco have entered into the Co-operation Agreement pursuant to which Ball has agreed to determine the strategy for obtaining the Clearances and satisfying the Pre-Condition and lead the correspondence with regulatory authorities.

Rexam has agreed to provide Ball with such information and assistance as Ball may reasonably require for the purposes of obtaining all Clearances and making any submission, filing or notification to any regulatory authority.

Ball shall take or cause to be taken all steps necessary in order to satisfy the Pre-Condition and obtain the other Clearances as promptly as practicable, including by making divestments, unless doing so would, in relation to the merger control proceedings in the E.U. and the United States (but not elsewhere in the world), give rise to an Anti-trust Material Adverse Effect. Ball further undertakes to Rexam that it shall not, without the prior written consent of Rexam, invoke Condition 2(c) of Part 2 of Appendix I (Brazilian CADE clearance).

Anti-trust Material Adverse Effect is defined as divestitures (excluding enhancements or reconfigurations) of cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of US$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended 31 December 2014) during the twelve months ended 31 December 2014.

Ball has the right to terminate the Co-operation Agreement if the Rexam Directors withdraw or qualify their recommendation of the Scheme (or the Offer as the case may be), a competing proposal is recommended by Rexam Directors or implemented or a Condition (other than a Specified Condition) has not been (or becomes incapable of being) satisfied or waived with the permission of the Panel. The Co-operation Agreement can be terminated by either Ball or Rexam if the Scheme (or an Offer as the case may be) is withdrawn or lapses with the permission of the Panel (other than as a result of a Specified Condition not being satisfied or waived), the Long Stop Date has passed or a Break Payment Event (as defined below) occurs.

By way of compensation for any loss suffered by Rexam in connection with the preparation and negotiation of the Offer, the Co-operation Agreement and any other document relating to the Acquisition, Ball has undertaken in the Co-operation Agreement that, on the occurrence of a Break Payment Event (as defined below) Ball will pay or procure the payment to Rexam of an amount (the “Break Payment”) in cash in pounds as follows:

(a)                                 £302 million, being seven per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the Long Stop Date (i) the Pre-Condition or any Regulatory Condition shall not have been satisfied or waived by Ball or Bidco, (ii) Ball or Bidco invoke and are permitted by the Panel to invoke the Pre-Condition or any Regulatory Condition; or (iii) the Ball Board has withdrawn, modified or qualified its recommendation in favour of the Offer citing as a reason any divestitures (or enhancement or reconfigurations) requested by a competent authority in order for the Pre-Condition or any Regulatory Condition to be satisfied;

(b)                                 £129 million, being three per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per

Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the date falling 180 days after the date hereof either (i) the Ball Board has withdrawn, modified or qualified its recommendation in favour of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders’ meeting (citing a reason other than the reason referred to in (a)(iii) above) and such issuance has not been approved; or (ii) the Ball Shareholders’ meeting referred to in (i) has not occurred; or

(c)                                  £43 million, being one per cent. of the aggregate fully diluted value of the amount in cash and the indicative value of the New Ball Shares based on a value of 610 pence per Rexam Ordinary Share as set forth in this announcement, in the event that on or prior to the date falling 180 days after the date hereof both (i) the Ball Board has not withdrawn, modified or qualified its recommendation in favour of the resolutions to approve the issuance of New Ball Shares at the Ball Shareholders’ meeting and (ii) the Ball Shareholders have not approved the issuance of New Ball Shares;

each a “Break Payment Event”. The Co-operation Agreement further provides that no Break Payment is to be made if certain circumstances giving rise to termination of that agreement have occurred or the relevant Break Payment Event has been directly caused by a failure by Rexam to provide certain information and assistance that is not remedied within 30 days of a request of Ball to do so.

Only one break payment can be made and such payment would be Rexam’s exclusive remedy in the relevant circumstance, save in the case of fraud.

Ball may switch to a takeover offer structure with the consent of the Panel only having received the prior written consent of Rexam or if the Rexam Directors withdraw, modify or qualify their recommendation of the Offer.

The Co-operation Agreement contains provisions in relation to the Rexam employees’ incentive arrangements. Details of these arrangements are described in Section 9 of this announcement and will be set out in the Scheme Document.

Ball has agreed to certain customary restrictions on the conduct of its business during the period pending completion of the acquisition.

Ball and Rexam attach great importance to the skills and experience of the existing management and employees of the respective groups. The combination will augment the world-class capabilities of both Ball and Rexam by employing a “best of both” approach, offering a tremendous opportunity for employees to progress in a business of greater international size and scope and to incorporate the skills and the talents present in both companies.

The Rexam Board and the Ball Board each recognise that in order to achieve the expected benefits of the Offer, operational and administrative restructuring will be required following completion of the Offer. The detailed steps for such a restructuring are not yet known, but Ball does intend to operate one head office for the Combined Group based in Colorado. It is also intended that, upon the Scheme becoming effective, each of the chairman and non-executive directors of Rexam will resign from office as directors of Rexam.

Both Ball and Rexam recognise the importance of retaining the necessary skills and experience within the Rexam business in the period to the completion of the Offer (expected to be in the first half of 2016) and beyond. Ball and Rexam have therefore agreed in the Cooperation Agreement to certain retention arrangements for certain Rexam employees (conditional upon completion of the Offer). Under these arrangements, Ball will offer participants in the Rexam LTIP the opportunity to exchange their awards under the Rexam Long Term Incentive Plan (“Rexam LTIP Awards”) for replacement awards over Ball Shares (or notional Ball Shares) (“Replacement Awards”).

The value of the Replacement Awards will be calculated by reference to a minimum proportion of the corresponding Rexam LTIP Award (three-quarters for 2014 awards and half for 2015 awards). A portion of the Replacement Awards will vest upon the Scheme becoming effective based on performance and time with the remaining to vest following completion of the Offer. If the Offer completes, Ball: (a) will make a cash payment equal to the shortfall on full vesting for 2013 awards, and (b) intends to compensate participants in the Rexam Sharesave Schemes who exercise their options conditional upon the Scheme being sanctioned. Ball has confirmed in the Co-operation Agreement that it will honour existing severance policies for two years following completion of the Offer and that it will make any severance payments or payments in lieu of notice as a lump sum payment.

The value of these retention arrangements for the Rexam Executive Directors is estimated to be as follows:

Director	Graham Chipchase (£ million)	David Robbie (£ million)
2013 LTIP	2.12	1.28
2014 LTIP Replacement Award	1.73	1.04
2015 LTIP Replacement Award	0.94	0.57
Sharesave	0.005	0.005

The above figures show the estimated aggregate value of what the Executive Directors would be entitled to receive on completion of the Offer in the ordinary course and reflecting the retention arrangements described above (excluding annual salary and benefits). These estimates are based, for illustrative purposes, on the closing share price for Ball Shares on 17 February of US$74.39 and assume: (i) that the Effective Date for the Offer will occur at the end of Q1 2016; and (ii) dividend equivalents per Rexam Share of 51.0 pence for the 2013 LTIP, 35.1 pence for the 2014 LTIP and 17.6 pence for the 2015 LTIP.

Rexam may make cash retention awards to employees (excluding the Rexam Executive Directors) on a discretionary basis to the extent they do not participate in the Rexam LTIP. No firm plans are currently in place in respect of such awards but Rexam has indicated that the total aggregate value of the awards will not exceed £12 million.

Rothschild and Barclays have advised the Rexam Board that the retention arrangements set out above are fair and reasonable. In providing this advice to the Rexam Board, Rothschild and Barclays have taken into account the commercial assessments of the Rexam Directors.

12.                               Financing

The cash consideration payable under the terms of the Offer (together with part of the costs and expenses payable in connection with the Offer) will be funded from the proceeds of a £3,300,000,000 bridge term loan facility entered into by Ball and arranged by Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Inc., Goldman Sachs Bank USA, Keybanc Capital Markets Inc., RBS Securities Inc. and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch (the “Bridge Facility Agreement”). Ball has entered into a loan agreement with Bidco pursuant to which Ball will advance to Bidco the funds necessary to settle the cash consideration in full.

Further details on the terms of Bridge Facility Agreement will be included in the Scheme Document.

Greenhill, lead financial adviser to Ball, is satisfied that resources are available to Bidco to enable it to satisfy in full the cash consideration payable under the terms of the Offer.

Pro forma leverage will be approximately 4.5 times net debt to EBITDA following this transaction (excluding the impact of synergies). Ball has a target of reducing its leverage to levels in the range of 3.0 times net debt to EBITDA in 2018, at which point it intends to re-initiate its share repurchase program.

13.                               Rexam share schemes

Ball will make appropriate proposals to participants in the Rexam share schemes in due course. Participants in Rexam share schemes will be contacted separately regarding the effect of the Offer on their rights under the Rexam share schemes and with the details of Ball’s appropriate proposals. Further details of the terms of such proposals will be included in the Scheme Document.

The Offer will extend to any Rexam Ordinary Shares (including any Treasury Shares) which are unconditionally allotted, issued or transferred, on or prior to the Scheme Record Time to satisfy the exercise of existing options under the Rexam share schemes on or prior to the Scheme Record Time. The Offer will not extend to any Rexam Ordinary Shares allotted, issued or transferred from Treasury to satisfy such options exercised at any time after the Scheme Record Time. In the event that the Scheme is sanctioned by the Court, the Rexam Ordinary Shares held in Treasury by Rexam will be cancelled prior to the Scheme Record Time. Any Rexam Ordinary Shares allotted, issued or transferred after the Scheme Record Time to satisfy such options will, subject to the Scheme becoming effective, be immediately transferred to Bidco (or its nominee) in exchange for the same consideration as Rexam Ordinary Shareholders will be entitled to receive under the terms of the Offer. The terms of this exchange are to be set out in the proposed amendments to Rexam’s articles of association which will be considered at the General Meeting.

14.                               Rexam ADRs

Ball and Rexam have agreed that they will put arrangements in place to allow holders of Rexam ADRs to participate in the Offer. The Depositary will contact holders of Rexam ADRs with further details of these proposals in due course.

Rexam ADR holders will not be entitled to attend either the Court Meeting or the General Meeting but may vote in such meetings by returning a voting instruction card (which will be sent out in due course) to the Depositary or by instructing their financial intermediary to do so. In addition, if Rexam ADR holders surrender their Rexam ADRs to the Depositary for cancellation and withdraw the Rexam Ordinary Shares underlying the Rexam ADRs in sufficient time to be entered on the Rexam register of members, they may attend and vote at the meetings as a Rexam Ordinary Shareholder. However, any withdrawal of Rexam Ordinary Shares underlying the Rexam ADRs will result in the incurrence of cancellation fees, other expenses and any applicable taxes by the holder.

Following the Effective Date Ball intends to terminate Rexam’s ADR program.

15.                               De-listing of Rexam Ordinary Shares and cancellation of Rexam Share certificates and Treasury Shares

It is intended that dealings in Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, should be suspended at 5.00 p.m. London time on the Business Day prior to the Effective Date. It is further intended that an application will be made to the London Stock Exchange for the cancellation of the trading of Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, on its market for listed securities and the UKLA will be requested to cancel the listing of Rexam Ordinary Shares, including Rexam Ordinary Shares underlying the Rexam ADRs, on the Official List to take effect on or shortly after the Effective Date.

Share certificates in respect of the Rexam Ordinary Shares (along with those for the Rexam B Shares (if applicable)) will cease to be valid and should be destroyed following the Effective Date. In addition entitlements to Rexam Ordinary Shares (along with those for the Rexam B Shares (if applicable)) held within the CREST system will be cancelled.

As soon as reasonably practicable after the Effective Date, it is intended that Rexam will be re-registered as a private limited company under the relevant provisions of the Companies Act.

In the event the Scheme is sanctioned by the Court, Rexam Ordinary Shares held in Treasury will be cancelled prior to the Scheme Record Time.

16.                               Dividend

Rexam Ordinary Shareholders will be entitled to any dividends declared or paid by Rexam in respect of any completed six-month period ended 30 June or 31 December between the date of this announcement and the date of the day before the Effective Date, provided that such dividends do not exceed the corresponding interim or final dividend paid or declared in respect of 2014.

17.                               Disclosure of interests in Rexam

Ball made an Opening Position Disclosure, setting out the details required to be disclosed by it under Rule 8 of the Code on 19 February 2015.

As at the close of business on 18 February 2015, being the last practicable date prior to the publication of this announcement, save for: (i) the disclosures in this Section 17, and (ii) the irrevocable undertakings referred to in Section 5 above, none of Ball or any of its directors or, so far as Ball is aware, any person acting, or deemed to be acting, in concert with Ball:

•                  had an interest in, or right to subscribe for, relevant securities of Rexam;

•                  had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, relevant securities of Rexam;

•                  had procured an irrevocable commitment or letter of intent to accept the terms of the Offer in respect of relevant securities of Rexam; or

•                  had borrowed or lent any Rexam Ordinary Shares.

Furthermore, save for the irrevocable undertakings described in Section 5 above, no arrangement exists between Bidco, Ball or Rexam or any person acting in concert with Bidco, Ball or Rexam in relation to Rexam Ordinary Shares. For these purposes, an arrangement includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Rexam Ordinary Shares which may be an inducement to deal or refrain from dealing in such securities.

The Rexam Directors may dispose of Rexam Ordinary Shares prior to the Effective Date in order to meet tax obligations arising from the vesting of options.

18.                               Scheme

It is intended that, once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be effected by a court-sanctioned scheme of arrangement between Rexam and the Scheme Shareholders under Part 26 of the Companies Act. The purpose of the Scheme is to provide for Bidco to become owner of the whole issued and to be issued share capital of Rexam.

Under the Scheme, the Offer is to be principally achieved by:

•                  the cancellation of the Scheme Shares held by Scheme Shareholders in consideration for which Scheme Shareholders will receive consideration on the basis set out in Section 2 of this announcement;

•                  amendments to Rexam’s articles of association to ensure that any Rexam Shares issued (other than to Bidco between approval of the Scheme at the Court Meeting and the Scheme Record Time will be subject to the Scheme and that any Rexam Shares issued after the Scheme Record Time will automatically be acquired by Bidco; and

•                  the issue of new Rexam Shares to Bidco (or its nominee) and the application of the reserve arising from the cancellation described above in paying up such shares in full as provided for in the Scheme.

Once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be subject to the Conditions and further terms and conditions referred to in Appendix I to this announcement and to be set out in the Scheme Document.

To become effective, the Scheme requires, amongst other things, the approval of the Scheme Shareholders by the passing of a resolution at the Court Meeting. The resolution must be approved by a majority in number representing not less than three-quarters of the voting rights of the holders of the Scheme Shares (or the relevant class or classes thereof, if applicable) present and voting, either in person or by proxy, at the Court Meeting. To become effective, the Scheme also requires the passing of resolutions to approve certain matters relating to the Scheme and the proposed reduction of capital in order to facilitate the issue of the new Rexam Shares (in each case requiring the approval of the requisite majority at the General Meeting).

The issuance of New Ball Shares requires the consent of Ball Shareholders. Ball has committed to hold a meeting of its shareholders to approve the Offer within six months of the date of this announcement.

Following the Meetings, the Scheme must be sanctioned by the Court and the reduction of Rexam’s share capital in connection with the Scheme confirmed by the Court. The Scheme will become effective in accordance with its terms on delivery of the Reduction Court Order to the Registrar of Companies.

Upon the Scheme becoming effective, it will be binding on all Rexam Shareholders, irrespective of whether or not they attended or voted at the Meetings and the consideration due under the Offer will be despatched by Bidco to Scheme Shareholders no later than 14 days after the Effective Date.

The Scheme Document will include full details of the Scheme, together with notices of the Court Meeting and the General Meeting and the expected timetable, and will specify the action to be taken by Scheme Shareholders.

The Scheme will be governed by English law. The Scheme will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

The Offer is expected to close in the first half of 2016.

19.                               Anti-trust approvals

The Offer and the posting of the Scheme Document are subject to the satisfaction or waiver of the Pre-Condition. The Offer will also be subject to the Conditions. If the Pre-Condition and Conditions have not been satisfied or waived by the Long Stop Date, or such later date as Ball may (with the approval of the Panel and the consent of Rexam) determine, the Offer will not proceed.

Ball and Rexam mutually acknowledge that the commercial synergies and benefits which form the rationale for the proposed acquisition could be undermined depending upon the nature of any potential remedies that might be demanded by the E.U. and U.S. anti-trust authorities. Importantly, the damage to the Combined Group’s operations would not be confined to a non-recurring or short-term financial impact. For these reasons, Ball and Rexam have agreed to include the Pre-Condition and Condition 2 (Specific anti-trust and regulatory clearances and approvals) to the Offer.

20.                               Documents on website

Copies of the following documents required to be published pursuant to Rule 26.2 of the Code will be published on Ball’s website at www.ball.com and on Rexam’s website at www.rexam.com by no later than noon (London time) on the day following this announcement:

(a)                                 this announcement;

(b)                                 the Confidentiality Agreement;

(c)                                  the Co-operation Agreement;

(d)                                 the director irrevocable undertakings listed in Appendix III; and

(e)                                  Bidco’s financing arrangements in connection with the Offer as required by Rule 24.3(f) of the Code.

21.                               Overseas shareholders and holders of Rexam ADRs

The availability of the Offer and the distribution of this announcement to persons resident in, or citizens of, or otherwise subject to, jurisdictions outside the United Kingdom may be affected by the laws of the relevant jurisdictions. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. Rexam Ordinary Shareholders and holders of Rexam ADRs who are in any doubt regarding such matters should consult an appropriate independent professional adviser in the relevant jurisdiction without delay.

This announcement is not intended and does not constitute or form part of any offer to sell or to subscribe for, or any invitation to purchase or subscribe for, or the solicitation of any offer to purchase or otherwise subscribe for any securities. Rexam Shareholders and holders of Rexam ADRs are advised to read carefully the Prospectus, the Scheme Document and the Forms of Proxy once these have been despatched.

22.                               Fractional entitlements

Fractions of New Ball Shares will not be allotted to Rexam Ordinary Shareholders but will be aggregated and sold as soon as practicable after the Scheme becomes Effective. The net proceeds of such sale will then be paid in cash to the relevant Rexam Ordinary Shareholders in accordance with their fractional entitlements.

23.                               Dealing arrangements

Ball and Rexam will work together to seek to address the cost of holding and dealing in Ball Shares for certain Rexam Ordinary Shareholders.

24.                               Rexam B Shares

Ball has assumed that any outstanding Rexam B Shares in issue at the date of this announcement will have been redeemed by Rexam in accordance with its articles of association on or by 6 April 2015 (or on such earlier date as determined by the Rexam Board) and, in any event, prior to the posting of the Scheme Document and as such the Rexam B Shares will not be affected by the Offer.

25.                               Reserving the right to proceed by way of a Takeover Offer

Ball reserves the right to elect in accordance with the Co-operation Agreement to implement the Offer by way of a Takeover Offer for the entire issued and to be issued share capital of Rexam not already held by Ball as an alternative to the Scheme. In such an event, the Takeover Offer will be implemented on the same terms (subject to appropriate amendments), so far as applicable, as those which would apply to the Scheme and subject to the amendments referred to in Appendix I to this announcement.

If the Offer is effected by way of a Takeover Offer and such Takeover Offer becomes or is declared unconditional in all respects and sufficient acceptances are received, Ball intends to:

•                  make a request to the London Stock Exchange to cancel trading in Rexam Ordinary Shares on its market for listed securities

•                  make a request to the UKLA to cancel the listing of the Rexam Ordinary Shares from the Official List

•                  exercise its rights to apply the provisions of Chapter 3 of Part 28 of the Companies Act to acquire compulsorily the remaining Rexam Ordinary Shares (and if applicable the Rexam B Shares) in respect of which the Takeover Offer has not been accepted

26.                               General

Once the Pre-Condition has been satisfied or waived, as applicable, the Offer will be subject to the Conditions and other terms set out in this announcement and to the full terms and conditions which will be set out in the Scheme Document. It is expected that the Scheme Document will be despatched to Rexam Shareholders no later than 28 days after the date on which the Pre-Condition is satisfied and/or waived, as applicable, save as the Panel may otherwise permit.

In deciding whether or not to vote or procure votes in favour of the resolutions relating to the Scheme at the Meetings in respect of their Rexam Ordinary Shares, Rexam Ordinary Shareholders should rely on the information contained, and follow the procedures described, in the Scheme Document.

Greenhill, Goldman, Sachs & Co., Deutsche Bank AG, London Branch, Rothschild and Barclays have each given and not withdrawn their consent to the publication of this announcement with the inclusion herein of the references to their names in the form and context in which they appear.

Representing Ball as lead financial adviser is Greenhill. Deutsche Bank AG, London Branch and Goldman, Sachs & Co. also represent Ball as financial advisers. Skadden, Arps, Slate, Meagher & Flom LLP is acting as lead legal adviser, and Axinn, Veltrop and Harkrider LLP is acting as lead anti-trust adviser.

Representing Rexam as joint financial adviser/Rule 3 adviser are Rothschild and Barclays, as joint corporate broker and financial adviser are Credit Suisse and Merrill Lynch International and as legal adviser is Freshfields Bruckhaus Deringer LLP.

Enquiries

Ball

John Hayes, Chairman, President and Chief Executive Officer	+1 (303) 469-3131

Scott Morrison, Senior Vice President and Chief Financial Officer

Bob Tettero, Vice President, Corporate Planning and Development

Ann Scott, Director, Investor Relations

Greenhill (Lead financial adviser to Ball)

David Wyles	+44 (0) 20 7198 7400

Pieter-Jan Bouten

Glenn Tilles	+1 (312) 846 5000

Douglas Jackson

Deutsche Bank (Financial adviser to Ball)

Richard Sheppard	+44 (0) 20 7545 8000

Niall Cullinane	+1 (212) 250 2500

Goldman Sachs (Financial adviser to Ball)

Peter Brundage	+1 (214) 855 1117

Nimesh Khiroya	+44 (0) 20 7774 9164

Kevin Guidotti	+1 (415) 249 7005

FTI Consulting (Public relations adviser to Ball)

Richard Mountain	+44 (0) 20 3727 1340

Andrew Lorenz

Rexam

Stuart Chambers, Chairman	+ 44 (0) 20 7227 4100

Graham Chipchase, Chief Executive

David Robbie, Finance Director

Marion Le Bot, Head of Investor Relations

Suniti Chauhan, Director of Corporate Development

Rothschild (Joint financial adviser/Rule 3 adviser to Rexam)

Ravi Gupta Yuri Shakhmin	+44 (0) 20 7280 5000

Nick Ivey

Barclays (Joint financial adviser/Rule 3 adviser to Rexam)

Richard Taylor Andrew Owens Asim Mullick	+44 (0) 20 7623 2323

Credit Suisse (Joint corporate broker and financial adviser to Rexam)

Stuart Field Lewis Burnett	+44 (0) 20 7888 8888

Merrill Lynch International (Joint corporate broker and financial adviser to Rexam)

Jonathan Bewes Peter Luck	+44 (0) 20 7628 1000

Tulchan Communications LLP (Communications adviser to Rexam)

Martin Robinson Katharine Wynne Andrew Grant	+44 (0) 20 7353 4200

Greenhill & Co. International LLP, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively as lead financial adviser to Ball and no one else in connection with the Offer and will not be responsible to anyone other than Ball for providing the protections afforded to clients of Greenhill & Co. International LLP, nor for providing advice in relation to the Offer or any other matters referred to in this announcement. Neither Greenhill & Co. International LLP nor any of its affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Greenhill & Co. International LLP in connection with this announcement, any statement contained herein, the Offer or otherwise.

Deutsche Bank AG is authorised under German Banking Law (competent authority: BaFIN - Federal Financial Supervisory Authority). Deutsche Bank AG, London Branch is further authorised by the Prudential Regulation Authority and subject to limited regulation by the Financial Conduct Authority and Prudential Regulation Authority. Details about the extent of its authorisation and regulation by the Prudential Regulation Authority and regulation by the Financial Conduct Authority are available on request. Deutsche Bank AG, London Branch is acting as financial adviser to Ball and no one else in connection with the contents of this announcement. Neither Deutsche Bank AG nor any other company in the Deutsche Bank Group will be responsible to any person other than Ball for providing the protections to clients under the U.K. regulatory regime nor for providing advice in relation to the Offer or any matters referred to in this announcement. Neither Deutsche Bank nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Deutsche Bank in connection with this announcement, any statement contained herein or otherwise.

Goldman Sachs International, which is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority in the United Kingdom, and its affiliate, Goldman, Sachs & Co, are acting as joint financial adviser to Ball and no one else in connection with the Offer and the other matters referred to in this announcement. In connection with the Offer and any other such matters, Goldman Sachs International and Goldman, Sachs & Co, their affiliates and their respective partners, directors, officers, employees and agents will not regard any other person as their client, nor will they be responsible to anyone other than Ball for providing the protections afforded to their clients or for giving advice in connection with the Offer or any other matter referred to herein.

Rothschild, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the matters referred to in this announcement and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Rothschild, or for providing advice in connection with the Offer or any other matter referred to in this announcement.

Barclays, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Barclays nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Credit Suisse, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Credit Suisse nor for providing advice in relation to the Offer, the content of this announcement or any other matter referred to herein. Neither Credit Suisse nor any of its subsidiaries, branches or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Credit Suisse in connection with this announcement, any statement contained herein or otherwise.

Merrill Lynch International, which is authorised by the Prudential Regulation Authority and regulated in the United Kingdom by the Financial Conduct Authority and the Prudential Regulation Authority, is acting exclusively for Rexam and no one else in connection with the Offer and will not be responsible to anyone other than Rexam for providing the protections afforded to clients of Merrill Lynch International nor for providing advice in relation to the Offer or any other matter referred to in this announcement.

Further Information

This announcement is not intended to and does not constitute or form part of any offer to sell or subscribe for, or any invitation to purchase or subscribe for, or the solicitation of an offer to purchase or otherwise subscribe for any securities, or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise nor shall there be any sale, issuance or transfer of securities of Ball or Rexam in any jurisdiction in contravention of applicable laws. The Offer will be made solely pursuant to the Scheme Document (or in the event that the Offer is to be implemented by means of a Takeover Offer, the Offer Document) which will contain the full terms and conditions of the Offer, including details of how to vote in respect of the Offer. Any vote in response in relation to the Offer should be made solely on the basis of the Scheme Document (or Offer Document as the case may be).

This announcement does not constitute a prospectus or prospectus equivalent document.

Subject to the terms of the Co-operation Agreement, Ball reserves the right to elect, with the consent of the Panel (where necessary), to implement the Offer by way of a Takeover Offer. In such event, the Takeover Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme.

Information relating to Rexam Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Rexam Shareholders, persons with information rights and other relevant persons for the receipt of communications from Rexam may be provided to Ball during the Offer Period as required under Section 4 of Appendix 4 of the Code.

Overseas jurisdictions

The release, publication or distribution of this announcement in jurisdictions other than the United Kingdom may be restricted by law and therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom (including Restricted Jurisdictions) should inform themselves about, and observe, any applicable legal or regulatory requirements. In particular, the ability of persons who are not resident in the United Kingdom or who are subject to the laws of another jurisdiction to vote their Rexam Ordinary Shares in respect of the Scheme at the Court Meeting, or to execute and deliver Forms of Proxy appointing another to vote at the Court Meeting on their behalf, may be affected by the laws of the relevant jurisdictions in which they are located or to which they are subject. Any failure to comply with applicable legal or regulatory requirements of any jurisdiction may constitute a violation of securities laws in that jurisdiction. This announcement has been prepared for the purpose of complying with English law, the Listing Rules and the Code and the information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of any jurisdiction outside England.

Copies of this announcement and any formal documentation relating to the Offer are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in or into or from any Restricted Jurisdiction or any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction and persons receiving such documents (including custodians, nominees and trustees) must not mail or otherwise forward, distribute or send them in or into or from any Restricted Jurisdiction. Doing so may render invalid any related purported vote in respect of acceptance of the Offer.

If the Offer is implemented by way of a Takeover Offer (unless otherwise permitted by applicable law and regulation), the Takeover Offer may not be made, directly or indirectly, in or into or by use of the mails or any other means or instrumentality (including, without limitation, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or any facility of a national, state or other securities exchange of any Restricted Jurisdiction and the Offer will not be capable of acceptance by any such use, means, instrumentality or facilities or from within any Restricted Jurisdiction.

Further details in relation to Rexam Shareholders in overseas jurisdictions will be contained in the Scheme Document.

Notice to U.S. investors in Rexam

The Offer relates to the shares of an English company and is being made by means of a scheme of arrangement provided for under Part 26 of the Companies Act. The Offer, implemented by way of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the U.S. Exchange Act, as amended. Accordingly, the Offer is subject to the disclosure requirements and practices applicable to a scheme of arrangement involving a target company in England listed on the London Stock Exchange, which differ from the disclosure requirements of United States tender offer and proxy solicitation rules. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer and determines to extend the Takeover Offer into the United States, the Offer will be made in compliance with applicable United States laws and regulations.

The New Ball Shares to be issued pursuant to the Offer have not been registered under the U.S. Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the U.S. Securities Act. The New Ball Shares to be issued pursuant to the Offer will be issued pursuant to the exemption from registration provided by Section 3(a)(10) under the U.S. Securities Act. If, in the future, Ball exercises its right to implement the Offer by way of a Takeover Offer or otherwise in a manner that is not exempt from the registration requirements of the U.S. Securities Act, it will file a registration statement with the SEC that will contain a prospectus with respect to the issuance of New Ball Shares. In this event, Rexam Shareholders and holders of Rexam ADRs are urged to read these documents and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information, and such documents will be available free of charge at the SEC’s website at www.sec.gov or by directing a request to Ball’s contact for enquiries identified above.

Neither the SEC nor any U.S. state securities commission has approved or disapproved of the New Ball Shares to be issued in connection with the Offer, or determined if this announcement is accurate or complete. Any representation to the contrary is a criminal offence in the United States.

Rexam is incorporated under the laws of England and Wales. In addition, some of its officers and directors reside outside the United States, and some or all of its assets are or may be located in jurisdictions outside the United States. Therefore, investors may have difficulty effecting service of process within the United States upon those persons or recovering against Rexam or its officers or directors on judgments of United States courts, including judgments based upon the civil liability provisions of the United States federal securities laws. It may not be possible to sue Rexam or its officers or directors in a non-U.S. court for violations of the U.S. securities laws.

Notice to U.S. Investors in Ball

This Announcement may be deemed to be solicitation material in respect of the proposed acquisition of Rexam PLC (“Rexam”) by Ball Corporation (“Ball”), including the issuance of shares of Ball common stock in respect of the proposed acquisition. In connection with the foregoing proposed issuance of Ball common stock, Ball expects to file a proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). To the extent Ball effects the acquisition of Rexam as a Scheme under English law, the issuance of Ball common stock in the acquisition would not be expected to require registration under the Securities Act of 1933, as amended (the “Act”), pursuant to an exemption provided by Section 3(a)(10) under the Act.  In the event that Ball determines to conduct the acquisition pursuant to an offer or otherwise in a manner that is not exempt from the registration requirements of the Act, it will file a registration statement with the SEC containing a prospectus with respect to the Ball common stock that would be issued in the acquisition. INVESTORS AND SECURITY HOLDERS OF BALL ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE ACQUISITION THAT BALL WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BALL, THE PROPOSED ISSUANCE OF BALL COMMON STOCK, AND THE PROPOSED ACQUISITION. The preliminary proxy statement, the definitive proxy statement, the registration statement/prospectus, in each case as applicable, and other relevant materials in connection with the proposed issuance of Ball common stock and the acquisition (when they become available), and any other documents filed by Ball with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC at Ball’s website, www.ball.com, or by contacting our Investor Relations department in writing at 10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021.

Ball and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Ball’s stockholders with respect to the proposed acquisition, including the proposed issuance of Ball common stock in respect of the proposed acquisition. Information about Ball’s directors and executive officers and their ownership of Ball’s common stock is set forth in Ball’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, which was filed with the SEC on February 24, 2014 and Ball’s proxy statement for its 2014 Annual Meeting of Stockholders, which was filed with the SEC on March 13, 2014. Information regarding the identity of the potential participants, and their direct or indirect interests in the solicitation, by security holdings or otherwise, will be set forth in the proxy statement and/or prospectus and other materials to be filed with the SEC in connection with the proposed acquisition and issuance of Ball common stock in the proposed acquisition.

Cautionary note regarding forward-looking statements

This announcement contains certain forward-looking statements with respect to the financial condition, results of operations and business of Ball, Rexam and the Combined Group and certain plans and objectives of Ball with respect thereto. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning or the negative thereof. There are several factors which could cause actual results to differ materially from those expressed or implied in forward-looking statements. Among such factors are changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. Factors that might affect: a) Ball and Rexam’s packaging segments include product demand fluctuations; availability/cost of raw materials; competitive packaging, pricing and substitution; changes in climate and weather; crop yields; competitive activity; failure to achieve productivity improvements or cost reductions; mandatory deposit or other restrictive packaging laws; customer and supplier consolidation, power and supply chain influence; changes in major customer or supplier contracts or loss of a major customer or supplier; political instability and sanctions; and changes in foreign exchange or tax rates; b) Ball and Rexam (each as a whole) include those listed plus: changes in senior management; successful or unsuccessful acquisitions and divestitures; regulatory action or issues including tax, environmental, health and workplace safety, including U.S. FDA and other actions or public concerns affecting products filled in Ball’s containers, or chemicals or substances used in raw materials or in the manufacturing process; technological developments and innovations; litigation; strikes; labour cost changes; rates of return on assets of Ball and Rexam’s respective defined benefit retirement plans; pension changes; uncertainties surrounding the U.S. government budget, sequestration and debt limit; reduced cash flow; ability to achieve cost-out initiatives; and interest rates affecting Ball and Rexam’s respective debt, and c) Ball’s aerospace segment include funding, authorisation, availability and returns of government and commercial contracts; and delays, extensions and technical uncertainties affecting segment contracts. These forward-looking statements are based on numerous assumptions and assessments made by Ball and/or Rexam in light of their experience and their perception of historical trends, current conditions, business strategies, operating environment, future developments and other factors they believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this announcement could cause actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this announcement are therefore cautioned not to place undue reliance on these forward-looking statements which speak only as at the date of this announcement. Neither Ball nor Rexam assumes any obligation to update or correct the information contained in this announcement (whether as a result of new information, future events or otherwise), except as required by applicable law.

No Profit Forecast

No statement in this announcement is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted to mean that earnings per Ball Share or Rexam Share for the current or future financial years would necessarily match or exceed the historical published earnings per Ball Share or Rexam Share.

Quantified Financial Benefits

No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that the Combined Group’s earnings in the first full year following the effective date of the Scheme, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

Disclosure requirements of the Code

Under Rule 8.3(a) of the Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th Business Day (as defined in the Code) following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the Business Day (as defined in the Code) following the date of the relevant dealing.

Disclosures are therefore required in the shares of Ball and Rexam.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website

A copy of this announcement and the documents required to be published pursuant to Rule 26.1 and Rule 26.2 of the Code will be available free of charge, subject to certain restrictions relating to persons resident in or subject to Restricted Jurisdictions, on Ball’s website at www.ball.com and on Rexam’s website at www.rexam.com by no later than noon (London time) on the day following this announcement. For the avoidance of doubt, neither the contents of those websites nor the contents of any website accessible from hyperlinks on those websites (or any other websites referred to in this announcement) are incorporated into, or form part of, this announcement.

Requesting hard copy documents

In accordance with Rule 30.2 of the Code, a person so entitled may request a copy of this announcement (and any information incorporated into it by reference to another source) in hard copy form. A person may also request that all future documents, announcements and information sent to that person in relation to the Offer should be in hard copy form. For persons who have received a copy of this announcement in electronic form or via a website notification, a hard copy of this announcement will not be sent unless so requested from either Ball by contacting Greenhill on +44 (0) 20 7198 7400 or Rexam by sending a request to 4 Millbank, London, SW1P 3XR or by contacting Rothschild on +44 20 7280 5000, as appropriate.

Appendix I: Pre-Condition, Conditions and Further terms of the Offer

Appendix II: Sources of Information and Bases of Calculation

Appendix III: Details of Directors’ Irrevocable Undertakings

Appendix IV: Quantified Financial Benefits Statement

Appendix V: Definitions

APPENDIX I

PRE-CONDITION, CONDITIONS AND FURTHER TERMS OF THE OFFER

The Offer will be subject to the applicable requirements of the Code, the Panel, the London Stock Exchange and the FCA.

The Scheme will be governed by English law and will be subject to the exclusive jurisdiction of the English courts. In addition, it will be subject to the terms and conditions set out below and to be set out in the Scheme Document.

Each of the Pre-Condition and Conditions shall be regarded as a separate Pre-Condition or Condition (as the case may be) and shall not be limited by reference to the Pre-Condition or any other Condition.

PART 1: Pre-Condition to the Offer

The making of the Offer by the posting of the Scheme Document will take place following the satisfaction of, or (to the extent permitted by the Panel), waiver of, the Pre-Condition below. Ball shall be entitled to waive the following Pre-Condition in whole or in part:

European Commission and HSR clearance

(a)              In so far as the Offer constitutes a concentration with a Community dimension within the scope of the Regulation:

(i)                                     the European Commission having issued a decision allowing the Offer to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the Regulation (or being deemed to have done so under Article 10(6) of the Regulation); and

(ii)                                  if any aspect of the Offer is referred to a competent authority of an E.U. or EFTA state or more than one such competent authority under Article 9 of the Regulation, confirmation having been received from each such competent authority that the Offer may proceed; and

(b)              all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired or been terminated in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

PART 2: Conditions of the Offer

The Offer will be subject to the satisfaction (or, where applicable, waiver in accordance with Part 3 of this Appendix I (Waiver and Invocation of the Pre-Condition and Conditions)) of the following Conditions:

1.                                     Scheme approval

The Offer will be conditional upon the Scheme becoming unconditional and becoming effective by no later than the Long Stop Date, or such later date (if any) as Ball and Rexam may (with the consent of the Panel) agree and, if required, the Court may allow.

(a)              The Scheme will be conditional upon:

(i)                                     its approval by a majority in number representing not less than 75 per cent. in value of the Rexam Ordinary Shareholders who are on the register of members of Rexam at the Voting Record Time and who are present and voting, either in person or by proxy, at the Court Meeting (and at any separate class meeting which may be required by the Court, if applicable) or at any adjournment of any such meeting on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow);

(ii)                                  all resolutions in connection with or necessary to approve and implement the Scheme and any related reduction of capital being duly passed by the requisite majority or majorities at the General Meeting or at any adjournment of that meeting on or before the 22nd day after the expected date of the General Meeting to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow);

(iii)                               the sanction of the Scheme by the Court and confirmation of any related reduction of capital, in each case without modification or with modification on terms acceptable to Ball and Rexam, on or before the 22nd day after the expected date of the Court sanction hearing to be set out in the Scheme Document (or such later date, if any, as Ball and Rexam may agree and the Court may allow), and the confirmation of any related reduction of capital by the Court (if applicable) and:

(1)                                 the delivery of office copies of the Scheme Court Order to the Registrar of Companies; and

(2)                                 the registration of any reduction court order (and minute of the reduction of capital) being filed with and registered by the Registrar of Companies (if applicable).

In addition, subject as stated in Part 2 of this Appendix and to the requirements of the Panel, the Offer will be conditional upon the following Conditions and, accordingly, the necessary actions to make the Scheme effective will not be taken unless the following Conditions (as amended if appropriate) have been satisfied (and continue to be satisfied pending the sanction of the Scheme) or, where relevant, waived in writing prior to the Scheme being sanctioned by the Court;

2.                                     Specific anti-trust and regulatory clearances and approvals

European Commission clearance

(a)              In the event that the Pre-Condition set out in Part 1 (Pre-Condition to the Offer) is waived, in so far as the Offer constitutes a concentration with a Community dimension within the scope of the Regulation:

(i)                                     the European Commission having issued a decision allowing the Offer to proceed under Article 6(1)(b), Article 6(2), Article 8(1) or Article 8(2) of the Regulation (or being deemed to have done so under Article 10(6) of the Regulation); and

(ii)                                  if any aspect of the Offer is referred to a competent authority of an E.U. or EFTA state or more than one such competent authority under Article 9 of the Regulation, confirmation having been received from each such competent authority that the Offer may proceed;

United States Hart-Scott-Rodino clearance

(b)              in the event that the Pre-Condition set out in Part 1 (Pre-Condition to the Offer) is waived, all necessary notifications and filings having been made and all applicable waiting periods (including any extensions thereof) under the HSR Act and the rules and regulations made thereunder having expired or been terminated in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

Brazilian CADE clearance

(c)               Brazil’s Council for Economic Defence (“CADE”) having approved the consummation of the Offer unconditionally or, if approved with conditions, on such conditions as are reasonably satisfactory to Ball, pursuant to the Brazilian competition law of 30 November 2011, Title VII Chapter 3;

Level of divestitures

(d)              Ball having obtained confirmation that the Ball Group and/or the Rexam Group shall not, in connection with obtaining the expiration or termination of the applicable waiting periods under the HSR Act or the Regulation nor in connection with obtaining any consents under the HSR Act or the Regulation or avoiding or settling an action or threatened action pursuant to the Clayton Antitrust Act of 1914, be required to sell, divest, (which, for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof), or otherwise dispose of any cans production facilities or, with respect to ends, production assets, where this would, taken together, give rise to an Anti-trust Material Adverse Effect;

Ball Shareholder approval

(e)               the issuance of New Ball Shares in connection with the Offer being duly approved, as required by section 312.03 of the NYSE Listed Company Manual, by the affirmative vote of the majority of the votes cast at a Ball Shareholders’ meeting duly called and held for such purpose in accordance with applicable law and the certificate of incorporation and bylaws of Ball;

General anti-trust and regulatory

(f)                all clearance decisions having been received or waiting periods (including any extensions thereof) having expired or been terminated under any anti-trust laws in jurisdictions where Ball and Rexam agree (in both cases acting reasonably and including the following jurisdictions which Ball and Rexam have so agreed: the E.U., the U.S. and Brazil) that an anti-trust filing should be made in each case in respect of the Offer and the acquisition or the proposed acquisition of any shares or other securities in, or control of, Rexam by any member of the Ball Group;

(g)               there not continuing to be outstanding any statute, regulation, decision or order which would make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, in any case to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer;

(h)              in any jurisdiction other than the United States, the E.U. (including its member states), and Brazil, no anti-trust regulator having decided or given notice of its decision to take, institute, implement any action, proceeding, suit, investigation, enquiry or reference or withdrawal of a clearance decision, or having required any action or step to be taken or otherwise having done anything or having enacted or made any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to, in any case to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer:

(i)                                     make the Offer, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, void, illegal and/or unenforceable under the laws of any relevant jurisdiction, or otherwise directly or indirectly prevent, prohibit, or restrain, restrict, delay or otherwise interfere with the implementation of, or impose additional conditions or obligations with respect to, or otherwise impede, challenge, interfere, hinder the Offer or its implementation or require amendment to the terms of the Offer or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, any member of the Rexam Group by any member of the Ball Group, or otherwise challenge or interfere therewith;

(ii)                                  require any member of the Ball Group or any member of the Rexam Group to sell, divest, hold separate, or otherwise dispose of all or any part of their respective businesses, operations, product lines, assets or property which is material in the context of the Combined Group, or to prevent or materially delay any of the above;

(iii)                               require any member of the Combined Group to conduct its business or any part thereof in a specified manner or impose any limitation on the ability of all or any of them to conduct their respective businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(iv)                              impose any material limitation on, or result in a material delay in, the ability of any member of the Ball Group or any member of the Rexam Group to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Ball Group and/or the Rexam Group;

(v)                                 impose any material limitation on, or result in a material delay in, the ability of any member of the Ball Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in Rexam or on the ability of any member of the Rexam Group or any member of the Ball Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Rexam Group;

(vi)                              require, prevent or materially delay a divestiture, or materially alter the terms envisaged for any proposed divestiture by any member of the Ball Group or the Rexam Group of any shares or other securities (or the equivalent) in or any business, asset or property of any member of the Rexam Group or any member of the Ball Group;

(vii)                           in the event that Ball elects to implement the Offer by way of a Takeover Offer, require any member of the Ball Group or the Rexam Group to acquire, or offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Rexam Group or any member of the Ball Group or any asset owned by any third party (other than in connection with the implementation of the Offer);

(viii)                        require any member of the Rexam Group or the Ball Group to relinquish, terminate or amend in any way any contract to which any member of the Rexam Group or the Ball Group is a party;

(ix)                              result in any member of the Rexam Group or any member of the Ball Group ceasing to be able to carry on business under any name under which it currently does so in any jurisdiction;

(x)                                 require any member of the Ball Group or any member of the Rexam Group or any of their respective affiliates to (A) invest, contribute or loan any capital or assets to; (B) guarantee or pledge capital assets for the benefit of; (C) maintain, support or guarantee a minimum level of capital or surplus in excess of the minimum regulatory requirements applicable in respect of such entity or in excess of any additional regulator-imposed buffer applicable as at the date hereof; or (D) provide any financial resources, keep-well or support of any nature whatsoever at any time to, any member of the Rexam Group which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer; or

(xi)                              otherwise materially adversely affect all or any of the business, assets, liabilities, profits, financial or trading position, operational performance or prospects of any member of the Rexam Group or any member of the Ball Group;

3.                                      Listing on the New York Stock Exchange, effectiveness of registration

(a)              confirmation having been received by Ball that the New Ball Shares have been approved for listing, subject to official notice of issuance, on the New York Stock Exchange; and

(b)              in the event that the Offer is implemented by way of a Takeover Offer, absent an available exemption from the registration requirements of the U.S. Securities Act, the Registration Statement having been declared effective by the SEC and no stop order having been issued or proceedings for suspension of the effectiveness of the Registration Statement having been initiated by the SEC and Ball having received all necessary U.S. state securities law or blue sky authorisations;

4.                                      Prospectus

the Prospectus shall have been approved by the UKLA, and made available to the public in accordance with The Prospectus Rules; and (ii) the UKLA shall have given notice on its website that it has received the information referred to in section 87H of the FSMA in relation to the Prospectus;

5.                                      Notifications, waiting periods and Authorisations (excluding anti-trust)

all notifications, filings or applications, other than any anti-trust or merger control notifications, filings or applications (and any related waiting period), which are necessary or are reasonably considered appropriate or desirable by Ball having been made in connection with the Offer and all necessary waiting and other time periods (including any extensions thereof) under any applicable legislation or regulations of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate) and all statutory and regulatory obligations in any jurisdiction having been complied with in each case in respect of the Offer and all Authorisations which are necessary or reasonably considered appropriate by Ball in any relevant jurisdiction for or in respect of the Offer or the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Rexam or any other member of the Rexam Group by any member of the Ball Group having been obtained in terms and in a form reasonably satisfactory to Ball from all relevant Third Parties or (without prejudice to the generality of the foregoing) from any persons or bodies with whom any member of the Rexam Group or the Ball Group has entered into contractual arrangements and all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Rexam Group in any jurisdiction having been obtained and all such Authorisations remaining in full force and effect at the time at which the Offer becomes unconditional and there being no notice or intimation of any intention to revoke, suspend, restrict, impede, modify or not to renew such Authorisations, in each such case, to an extent or in a manner which is material in the context of the Rexam Group or the Ball Group, as the case may be, or in the context of the Offer;

6.                                      Pension liabilities

since 31 December 2013, except as Fairly Disclosed:

(i)                                     no member of the Rexam Group nor the trustees of the Rexam Pension Plan having commenced the winding up of the Rexam Pension Plan;

(ii)                                  no liability having arisen under section 75 of the Pensions Act 1995 in relation to the Rexam Pension Plan;

(iii)                               no warning notice having been issued to any member of the Rexam Group by the Pensions Regulator (as defined in the Pensions Act 2004) to exercise its powers pursuant to sections 38 to 56 (inclusive) of the Pensions Act 2004 and sections 7 and 11 of the Pensions Act 1995 in relation to the Rexam Pension Plan;

(iv)                              no material liability to the PBGC has been incurred (other than for premiums);

(v)                                 no notice of intent to terminate any Rexam U.S. Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any Rexam U.S. Pension Plan has been adopted; no proceedings to terminate any Rexam U.S. Pension Plan instituted by the PBGC are pending or are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Rexam U.S. Pension Plan; and

(vi)                              no Rexam U.S. Pension Plan has failed to satisfy the minimum funding standards set forth in sections 302 and 303 of ERISA and no Rexam U.S. Pension Plan is in “at risk” status, within the meaning of section 303 of ERISA;

in the case of (ii) and (iii) above, to an extent that is or would be material in the context of the Rexam Group taken as a whole or in the context of the Offer;

7.                                      Rexam Shareholder resolutions

no resolution of Rexam Shareholders in relation to any acquisition or disposal of assets or shares (or the equivalent thereof) in any undertaking or undertakings (or in relation to any merger, consolidation, demerger, reconstruction, amalgamation or scheme) being passed at a meeting of Rexam Shareholders other than in relation to the implementation of the Offer and Rexam not having taken any action that requires or would require approval of Rexam Shareholders in general meeting pursuant to Rule 21.1 of the Code;

8.                                      Certain matters arising as a result of any arrangement, agreement, etc.

except as Fairly Disclosed, there being no provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Rexam Group is a party, or by or to which any such member or any of its assets is or are or may be bound, entitled or subject or any event or circumstance, which, in each case as a consequence of the Offer and the acquisition or proposed acquisition of any shares or other securities in, or control of, Rexam or any other member of the Rexam Group or otherwise, would or would reasonably be expected to result in (in any case to an extent that is or would be material in the context of the Rexam Group taken as a whole or in the context of the Offer):

(i)                                     any monies borrowed by, or any other indebtedness or liabilities (actual or contingent) of, or any grant available to, any such member being or becoming repayable or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)                                  any such agreement, arrangement, lease, licence, franchise, permit or other instrument, or the rights, liabilities, obligations, interests or business of any such member thereunder (or with any other person), being, or becoming capable of being, terminated or adversely affected, or any onerous obligation or liability arising or any adverse action occurring thereunder;

(iii)                               any such member ceasing to be able to carry on its business under any name under which it currently does so;

(iv)                              any material assets or interests of or used by any such member being or being required to be disposed of or charged or ceasing to be available to any such member or any right arising under which any such material asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

(v)                                 the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(vi)                              the creation or acceleration of any liability, actual or contingent, by any such member, other than trade creditors or other liabilities incurred in the ordinary course of business;

(vii)                           any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers;

(viii)                        any requirement on any such member to acquire, subscribe, pay up or repay any shares or other securities;

(ix)                              the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm, company or body (or any arrangement or arrangements relating to any such interest or business) being or becoming capable of being terminated, or adversely modified or affected or any onerous obligation or liability arising or any adverse action being taken thereunder; or

(x)                                 the value of any such member or its financial or trading position or prospects being materially prejudiced or adversely affected;

and no event having occurred which, under any provision of any agreement, arrangement, lease, licence, franchise, permit or other instrument to which any member of the Rexam Group is a party or by or to which any such member or any of its assets are or may be bound, entitled or subject, would or might reasonably be expected to result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (x) of this Condition, in each case which is or would be material in the context of the Rexam Group taken as a whole;

9.                                      Certain events occurring since 31 December 2013

since 31 December 2013, except as Fairly Disclosed or as otherwise permitted under the Co-operation Agreement, no member of the Rexam Group having:

(i)                                     save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue of additional shares (or other securities) of any class, or securities or securities convertible into or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold, or agreed to transfer or sell or authorised or proposed the transfer or sale of any shares out of Treasury or purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or made any other change to any part of its share capital;

(ii)                                  other than dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly-owned subsidiary of Rexam to Rexam or any of its wholly-owned subsidiaries, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise, save for distributions to Rexam or a wholly owned subsidiary of Rexam by a wholly owned subsidiary of Rexam;

(iii)                               save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, or pursuant to the Offer, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any material assets or any right, title or interest in any material asset (including shares or loan capital (or the equivalent thereof) in any undertaking or undertakings and further including trade investments) or implemented, effected, authorised or proposed or announced any intention to implement, effect, authorise or propose any such merger, demerger, reconstruction, amalgamation, scheme, commitment, acquisition, disposal, transfer, mortgage, charge or security interest, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(iv)                              save for transactions between Rexam and any of its wholly-owned subsidiaries or between the wholly-owned subsidiaries of Rexam, made or authorised or proposed or announced an intention to propose any change to the terms of any of its loan capital, debentures or other indebtedness in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(v)                                 entered into, implemented or authorised the entry into of, or amended,

terminated or permitted to be terminated, any joint venture, asset or profit sharing arrangement, partnership or merger of business or corporate entities, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(vi)                              issued or agreed to issue, authorised or proposed or announced an intention to authorise or propose the issue of, or made any change in or to the terms of any debentures or (save for trade credit incurred in the ordinary course of business consistent with past practice), incurred or increased, or agreed to incur or increase, any indebtedness or become, or agreed to become, subject to any material liability (actual or contingent) except as between Rexam and any of its wholly owned subsidiaries or between such subsidiaries in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(vii)                           implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any composition, assignment, reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business consistent with past practice or entered into or varied, or made any offer to enter into or vary to a material extent, the terms of any contract, agreement or arrangement with any director or senior executive of any member of the Rexam Group;

(viii)                        entered into or varied or authorised, proposed or announced its intention to enter into or vary any material agreement, contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) other than in the ordinary course of business consistent with past practice which is of a long-term, onerous or unusual nature or magnitude or which involves an obligation of a nature or magnitude which would be or might reasonably be expected to be materially restrictive or onerous on the business of any member of the Rexam Group or the Ball Group which taken together with any other such material agreement, contract, transaction, arrangement or commitment would be or might reasonably be expected to be material in the context of the Rexam Group or the Ball Group, as the case may be, taken as a whole;

(ix)                              other than in respect of a member of the Rexam Group which is dormant and was solvent at the relevant time, taken or proposed any step or corporate action, or had any legal proceedings instituted or threatened against it or petition presented or order made, in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, manager, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(x)                                 been unable, or admitted in writing that it is unable, to pay its debts as they fall due or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business, in each case to an extent which is material in the context of the Rexam Group taken as a whole;

(xi)                              entered into or changed the terms of, or made any offer (which remains open for acceptance) to enter into or vary the terms of, any contract, service agreement, commitment, transaction or arrangement which would be restrictive on the business of a member of the Rexam Group, as the case may be, other than to a nature and extent which is normal and consistent with past practice in the context of the business concerned, in each case, to an extent which is material in the context of the Rexam Group taken as a whole;

(xii)                           waived, compromised or settled any claim, in each case to an extent which is material in the context of the Rexam Group taken as a whole or in the context of the Offer, otherwise than in the ordinary course of business consistent with past practice;

(xiii)                        terminated or varied the terms of any agreement or arrangement between any member of the Rexam Group and any other person in a manner which would or might reasonably be expected to have a material adverse effect on the financial position of the Rexam Group taken as a whole;

(xiv)                       except in relation to changes made or agreed as a result of, or arising from, legislation or changes to legislation, made or agreed or consented to any change to:

(1)                                 the terms of the trust deeds constituting the pension scheme(s) established by any member of the Rexam Group for its directors, officers, employees or their dependants;

(2)                                 the contributions payable to any such scheme(s) or to the benefits which accrue or to the pensions which are payable thereunder;

(3)                                 the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined;

(4)                                 the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued or made, or agreed or consented to; or

(5)                                 the trustees involving the appointment of a trust corporation,

in each case, which has an effect that is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

(xv)                          save as agreed in writing by Ball, proposed, agreed to provide or modified the terms of any share option scheme, pension scheme obligations, incentive scheme or other benefit relating to the employment or termination of employment of any person employed by the Rexam Group, in each case to an extent which is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

(xvi)                       (except as disclosed on publicly available registers) made any alteration to the articles of association or other incorporation documents of Rexam or any material alteration to the memorandum or articles of association of any member of the Rexam Group (in each case, other than an alteration in connection with the Scheme) which in any such case is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

(xvii)                    entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business consistent with past practice or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition; or

(xviii)                 having taken (or agreed or proposed to take) any action which requires, or would require, the consent of the Panel or the approval of Rexam Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Code;

10.                              No adverse change, litigation or regulatory enquiry

since 31 December 2013, except as Fairly Disclosed, there having been:

(i)                                     no material adverse change or deterioration in the business, assets, liabilities, shareholders’ equity, financial or trading position or profits, operational performance or prospects of any member of the Rexam Group which, in any such case, is material in the context of the Rexam Group taken as a whole and no circumstance having arisen which would or would reasonably be expected to result in any such material adverse change or deterioration;

(ii)                                  no agreement or arrangement between any member of the Rexam Group and any other person has been terminated or varied in a manner which, in any such case, would or might reasonably be expected to have a material adverse effect on the financial position of the Rexam Group taken as a whole;

(iii)                               no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Rexam Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Rexam Group (or any person in respect of which any such member has or may have responsibility or liability) having been threatened, announced, implemented or instituted by or against or remaining outstanding against or in respect of any member of the Rexam Group which, in any such case, has had, or might reasonably be expected to have, a material adverse effect on the Rexam Group taken as a whole or in the context of the Offer;

(iv)                              no contingent or other material liability having arisen or become apparent to Ball or increased, which has had, or might reasonably be expected to have, a material adverse effect on the business, assets, financial or trading position or profits or prospects of any member of the Rexam Group which, in any such case, is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

(v)                                 no amendment or termination of any joint venture or partnership to which any member of the Rexam Group is a party having been agreed or permitted (in each case, to an extent which is material in the context of the Rexam Group as a whole); and

(vi)                              no action or steps having been taken and no omissions having been made which are reasonably likely to lead to or result in the withdrawal, cancellation, termination, modification or variation of any Authorisation held by or on behalf of any member of the Rexam Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which has had, or would reasonably be expected to have, a material adverse effect on the Rexam Group taken as a whole or in the context of the Offer;

11.                               No discovery of certain matters regarding information and liabilities except as Fairly Disclosed, Ball not having discovered:

(i)                                     that any financial, business or other information concerning the Rexam Group as contained in the information publicly disclosed prior to the date of this announcement at any time by or on behalf of any member of the Rexam Group or disclosed at any time to any member of the Ball Group or to any of their advisers by or on behalf of any member of the Rexam Group is misleading, contains a misrepresentation of any fact or omits to state a fact necessary to make that information not misleading, in each case to an extent which is, in any case itself or together with other factors, material in the context of the Rexam Group taken as a whole;

(ii)                                  that any member of the Rexam Group or any partnership, company or other entity in which any member of the Rexam Group has a significant economic interest and which is not a subsidiary undertaking of Rexam is subject to any liability (contingent or otherwise) which, in any such case, is material in the context of the Rexam Group or in the context of the Offer;

(iii)                               any information which affects the import of any information disclosed to Ball or its advisers at any time by or on behalf of any member of the Rexam Group and which is material and adverse in the context of the Rexam Group taken as a whole or in the context of the Offer; and

(iv)                              that any past or present member of the Rexam Group has failed to comply in any material respect with any applicable legislation, regulations or other requirements, of any jurisdiction or any Authorisations with regard to the use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or animal health or otherwise relating to environmental matters, or that there has otherwise been any such use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation (whether or not the same, constituted a non-compliance by any person with any such legislation, regulation or requirement, and wherever the same may have taken place) any of which use, treatment, storage, carriage, disposal, spillage, release, discharge, accumulation, leak, emission, migration, production, supply or transportation would be likely to give rise to any material liability including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Rexam Group, which, in any case, is, or which might reasonably be expected to be, material in the context of the Rexam Group taken as a whole;

(v)                                 that there is, or is reasonably likely to be, for any reason whatsoever:

(1)                                 any material obligation or liability (actual or contingent) or requirement of any past or present member of the Rexam Group; or

(2)                                 any circumstances existing (whether as a result of the Offer or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any past or present member of the Rexam Group would be likely to be required to institute) an environmental audit or take any steps which would in any such case be reasonably likely to result in any material actual or contingent liability, to improve or install new plant or equipment to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by or on behalf of any such past or present member of the Rexam Group or by any person for which a member of the Rexam Group is or has been responsible, or in which any such member may currently or previously have had or be deemed to have or have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order or other lawful requirement of any relevant authority or Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto, which, in any such case, is or might reasonably be expected to be material in the context of the Rexam Group taken as a whole;

(vi)                              that circumstances exist (whether as a result of making the Offer or otherwise) whereby a person or class of persons would be likely to have any claim or claims in respect of any product or process of manufacture or materials used therein currently or previously manufactured, sold or carried out by any past or present member of the Rexam Group which claim or claims would be likely to materially affect any member of the Rexam Group; and

(vii)                           that any member of the Rexam Group has failed to satisfy any requirement of any Third Party to (i) invest, contribute or loan any capital or assets to; (ii) guarantee or pledge capital assets for the benefit of; (iii) maintain, support or guarantee a minimum level of capital or surplus in excess of the minimum regulatory requirements applicable in respect of such entity or in excess of any additional regulator-imposed buffer; or (iv) provide any financial resources, keep-well or support of any nature whatsoever at any time to, any member of the Rexam Group which is material in the context of the Rexam Group taken as a whole or in the context of the Offer;

12.                               Anti-corruption, sanctions and criminal property

except as Fairly Disclosed, Ball not having discovered:

(i)                                     any past or present member, director, officer or employee of the Rexam Group, or any other person for whom any such person may be liable or responsible, has not (in the course of the business of the Rexam Group or their engagement on it) complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the U.K. Bribery Act 2010 and/or the U.S. Foreign Corrupt Practices Act of 1977;

(ii)                                  any past or present member, director, officer or employee of the Rexam Group, or any other person for whom any such person may be liable or responsible, has engaged in any business with, made any investments in, made any funds or assets available to or received any funds or assets from: (a) any government, entity or individual in respect of which U.S. or E.U. persons, or persons operating in those territories, are prohibited from engaging in activities or doing business, or from receiving or making available funds or economic resources, by U.S. or E.U. laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or HM Treasury in the U.K., or (b) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states;

(iii)                               any asset of any member of the Rexam Group constitutes criminal property as defined by Section 340(3) of the Proceeds of Crime Act 2002; and

(iv)                              no member of the Rexam Group being engaged in any transaction which would cause Ball to be in breach of any law or regulation upon its acquisition of Rexam, including the economic sanctions of the United States Office of Foreign Assets Control, or HM Treasury in the U.K., or any government, entity or individual targeted by any of the economic sanctions of the United Nations or the E.U. or any of their respective member states.

PART 3: Waiver and Invocation of the Pre-Condition and Conditions

Subject to the requirements of the Panel, Ball reserves the right (but shall be under no obligation, except as provided in the Co-operation Agreement) to waive, in whole or in part, the Pre-Condition and all or any of the Conditions except for Condition 1 (Scheme approval), which cannot be waived. Except as provided in the Co-operation Agreement, Ball shall be under no obligation to waive or treat as fulfilled the Pre-Condition or any of the Conditions which are capable of being waived by a date earlier than the date specified in the Condition set out in Condition 1 (Scheme Approval) for the fulfillment thereof, notwithstanding that other Conditions may at any earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfillment.

Conditions 2 (Specific anti-trust and regulatory clearances and approvals) to 12 (Anti-corruption, sanctions and criminal property) (inclusive) must be fulfilled or waived by no later than the Scheme being sanctioned by the Court, failing which the Scheme will lapse. Ball shall be under no obligation to waive or treat as satisfied any of Conditions 2 (Specific anti-trust and regulatory clearances and approvals) to 12 (Anti-corruption, sanctions and criminal property) (inclusive) by a date earlier than the latest date specified above for the fulfilment or waiver thereof, notwithstanding that any such Condition or the other Conditions of the Scheme and the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

If Ball is required by the Panel to make an offer for Rexam Shares under the provisions of Rule 9 of the Code, Ball may make such alterations to the Pre-Condition, Conditions and further terms of the Offer as are necessary to comply with the provisions of that Rule.

PART 4: Implementation by Way of a Takeover Offer

Ball may (in accordance with and subject to the terms of the Co-operation Agreement) implement the Offer by making, directly or indirectly through a subsidiary or nominee of Ball, a Takeover Offer as an alternative to the Scheme. In such event, the Offer will be implemented on substantially the same terms, subject to appropriate amendments, as those which would apply to the Scheme. The acceptance condition would be set at 90 per cent. of the shares to which such Offer relates (or such lesser percentage (being more than 50 per cent.) as Ball may decide with the consent of the Panel). Further, if sufficient acceptances of the Offer are received and/or sufficient Rexam Shares are otherwise acquired, it is the intention of Ball to apply the provisions of the Companies Act to compulsorily acquire any outstanding Rexam Shares to which such Offer relates.

In the event that the Offer is implemented by way of a Takeover Offer, the Rexam Shares acquired shall be acquired with full title guarantee, fully paid and free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement save as provided in the Co-operation Agreement.

PART 5: Certain Further Terms of the Offer

The availability of the Offer to Rexam Ordinary Shareholders who are not resident in the United Kingdom may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom and any Rexam Ordinary Shareholders who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable requirements.

The New Ball Shares will be issued credited as fully paid and will rank pari passu in all respects with the existing Ball Shares, save that they will not participate in any dividend payable by Ball with reference to a record date prior to the Effective Date.

APPENDIX II

SOURCES OF INFORMATION AND BASES OF CALCULATION

Unless stated otherwise in this announcement:

•                  financial information concerning Rexam has been extracted from the Annual Report and Accounts of Rexam for the year ended 31 December 2013 and Rexam’s full year 2014 preliminary results announcement;

•                  financial information concerning Ball has been extracted from Ball’s Q4 earnings announcement for the year ended 31 December 2014;

•                  the value of the fully diluted share capital of Rexam under the terms of the Offer of £4.4 billion is based upon 706,513,377 Rexam Ordinary Shares in issue as at 17 February 2015 and includes Rexam Ordinary Shares which could fall to be issued on exercise in full of options granted under the Rexam Share Option Schemes, net of the expected proceeds to Rexam from exercise of those options;

•                  the closing market price of a Rexam Ordinary Share is the middle market price extracted from the Daily Official List for the relevant day;

•                  Rexam announced on 19 February 2015 that, for the purposes of Rule 2.10 of the Code, as at the close of business on 17 February 2015 there were 704,838,995 Rexam Ordinary Shares in issue, the ISIN number for which is GB00BMHTPY25;

•                  information relating to Rexam has been provided by persons duly authorised or appointed by the Board of Rexam or extracted from published sources;

•                  synergy numbers are unaudited and are based on analysis by Ball’s management and on Ball’s and Rexam’s internal records;

•                  information relating to Ball has been provided by persons duly authorised or appointed by the Board of Ball or extracted from published sources; and

•                  where amounts are shown in both U.S. dollars and sterling in this announcement, an exchange rate of £1.00/US$1.54 has been used, which was derived from data provided by Bloomberg as at 10.00 pm GMT on 17 February 2015 (being the last practicable dealing date prior to the date of this announcement).

APPENDIX III

DETAILS OF DIRECTORS’ IRREVOCABLE UNDERTAKINGS

Irrevocable Undertakings from Rexam Directors

Ball has received irrevocable undertakings in relation to the Offer from certain Rexam Directors who hold Rexam Ordinary Shares in respect of 876,458 Rexam Ordinary Shares, representing approximately 0.12 per cent. of the ordinary share capital of Rexam in issue on 17 February 2015, being the last practicable date prior to this announcement.

The irrevocable undertaking includes undertakings:

(a)              to vote, or procure the vote, in favour (or to submit, or procure the submission of, Forms of Proxy voting in favour) of the Scheme at the Court Meeting and the Special Resolution at the General Meeting; and

(b)              if Ball exercises its right to structure the Offer as a Takeover Offer, to accept, or procure the acceptance of, such Takeover Offer.

The obligations of the Rexam Directors under the irrevocable undertakings shall lapse and cease to have effect on the earlier of the following occurrences:

(i)                                     this announcement is not released by 08:00 a.m. (London time) on 19 February 2015 (or such later time or date as Ball and Rexam may agree); or

(ii)           the Scheme does not become effective or, if Ball elects to implement the Offer by way of a Takeover Offer, the Takeover Offer does not become unconditional as to acceptances, in each case by 19 August 2016 (or such later date as Ball and Rexam may agree in writing); or

(iii)          the Takeover Offer or Scheme lapses or is withdrawn (however this shall not apply where the Offer is withdrawn or lapses solely as a result of Ball exercising its right to implement the Offer by way of a Takeover Offer rather than a Scheme or vice versa); or

(iv)          if Ball announces, with the consent of any relevant authority (if required) and before the Scheme Document or the formal document containing the Offer is posted, that it does not intend to proceed with the Offer and no new, revised or replacement Scheme or Offer is contemporaneously announced in accordance with Rule 2.7 of the Code by Ball.

APPENDIX IV

QUANTIFIED FINANCIAL BENEFITS STATEMENT

Part A

Section 7 of this announcement (Financial Benefits of the Offer) contains statements of estimated cost savings and synergies arising from the Offer (together, the “Quantified Financial Benefits Statement”).

A copy of the Quantified Financial Benefits Statement is set out below:

“The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group.

The principal sources of quantified synergies are as follows:

•                  approximately 44 per cent. of the identified synergies are expected to be generated from lower general and administrative (“G&A”) expenses

•                  approximately 32 per cent. of the identified synergies are expected to be generated from reduced costs due to optimising global sourcing via standardisation and greater purchasing volume for various direct and indirect materials

•                  approximately 22 per cent. of the identified synergies are expected to be generated from lower freight, logistics and warehousing costs

•                  approximately 2 per cent. of the identified synergies are expected to be generated from sharing best practices across the Combined Group to lower production costs and optimising the expanded production capabilities of the Combined Group

In addition to these quantified synergies, the Ball Responsible Officers believe that significant further value can be created through additional opportunities, including:

•                  revenue opportunities arising as a result of (i) the creation of a combined business with a global footprint that more closely matches the footprint of its customers and needs for innovative products; and (ii) the Combined Group’s ability to provide a better, more cost-effective service to its customers

•                  balance sheet improvements through improved working capital, including better inventory management as a result of the larger plant network.

It is envisaged that the realisation of the identified synergies will result in non-recurring integration costs of approximately US$300 million over the first three years. It is anticipated that the integration costs will have been incurred by the end of the 3rd financial year of operations of the Combined Group.

Aside from the integration costs, no material dis-synergies are expected in connection with the Offer. The expected synergies will accrue as a direct result of the success of the Offer and would not be achieved on a standalone basis.”

Further information on the bases of belief supporting the Quantified Financial Benefits Statement, including the principal assumptions and sources of information, is set out below:

Bases of Belief

Initial discussions were held between senior finance and strategy personnel from Ball and Rexam in January 2015 for the purposes of allowing Ball to quantify initial estimates of potential synergies and associated costs relating to the Offer.

Ball then established a framework to refine these estimates through diligence discussions. Ball engaged with the relevant functional heads and other personnel at Ball and Rexam to provide input into the development process so it could assess and reach a conclusion on the nature and quantum of the identified synergy initiatives.

In preparing the Quantified Financial Benefits Statement, both Ball and Rexam have shared certain information to facilitate Ball’s analysis and evaluation of the potential synergies available as a result of the Offer. In circumstances where data has been limited for commercial or other reasons, estimates and assumptions have been made to aid the development of individual synergy initiatives. Where appropriate, assumptions were used to estimate the costs of implementing the new structures, systems and processes required to realise the synergies.

The cost bases used as the basis for the quantification exercise are 12 months actual cost base to December 2014.

The exchange rate used to convert between USD and GBP is 1.524. The exchange rate used to convert between USD and EUR is 1.131.

Reports

PricewaterhouseCoopers, as reporting accountants to Ball has provided a report under Rule 28.1(a) of the Code stating that, in its opinion, the Quantified Financial Benefits Statement has been properly compiled on the basis stated.

Greenhill, as lead financial adviser to Ball, has provided a report for the purposes of the Code stating that, in its opinion and subject to the terms of the report, the Quantified Financial Benefits Statement, for which the Ball Responsible Officers are responsible, has been prepared with due care and consideration.

Copies of these reports are included in Parts B and C of this Appendix IV. PricewaterhouseCoopers and Greenhill have given and not withdrawn their consent to the publication of their reports in the form and context in which they are included.

Notes

1.              The statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, or may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this announcement generally, should be construed as a profit forecast or interpreted to mean that Ball’s earnings in the full first full year following the Offer, or in any subsequent period, would necessarily match or be greater than or be less than those of Ball and/or Rexam for the relevant preceding financial period or any other period.

2.              Due to the scale of the Combined Group, there may be additional changes to the Combined Group’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost savings may be materially greater or less than those estimated.

3.              In arriving at the Quantified Financial Benefits Statement, the Ball Responsible Officers have assumed that:

a.              there will be no significant impact on the underlying operations of either business; and

b.              there will be no material change to macroeconomic, political or legal conditions in the markets or regions in which in the Combined Group operates which will materially impact on the implementation of or costs to achieve the proposed cost savings; and

c.               there will be no material change in exchange rates.

Part B

Report from PricewaterhouseCoopers LLP

19 February 2015

The Ball Responsible Officers

Ball Corporation

10 Long Peak Drive

Broomfield

Colorado 80021

United States

Greenhill & Co. International LLP (the “Lead Financial Adviser”)

Lansdowne House

57 Berkeley Square

London W1J 6ER

United Kingdom

Recommended acquisition of Rexam by Ball pursuant to a scheme of arrangement

We report on the statement (the “Statement”) by the Ball Responsible Officers set out in the section titled: “Financial Benefits of the Offer” of the Rule 2.7 Announcement dated 19 February 2015 (the “Announcement”) to the effect that:

“The Ball Responsible Officers, having reviewed and analysed the potential benefits of the Offer, based on their experience of operating in the packaging sector and taking into account the factors Ball can influence, believe that the Combined Group, comprising both Ball and Rexam in their entirety, will be able to achieve net annual cost synergies of approximately US$300 million in the 3rd financial year of operations of the Combined Group”.

This Statement has been made in the context of disclosure in Section 7 (Financial benefits of the Offer) of the Announcement setting out the bases of belief of the Ball Responsible Officers supporting the Statement and their analysis and explanation of the underlying constituent elements.

This report is required by Rule 28.1(a)(i) of the City Code on Takeovers and Mergers (the “City Code”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibility

It is the responsibility of the Ball Responsible Officers to make the Statement in accordance with the City Code.

It is our responsibility to form our opinion as required by Rule 28.1(a)(i) of the City Code, as to whether the Statement has been properly compiled on the basis stated.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed or to the shareholders of Ball as a result of the inclusion of this report in the Announcement, and for any responsibility arising under Rule 28.1(a)(i) of the City Code to any person as and to the extent therein provided, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 23.3(b) of the City Code, consenting to its inclusion in the Announcement.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom.

We have discussed the Statement together with the relevant bases of belief (including sources of information and assumptions) with the Ball Responsible Officers and with Ball’s Lead Financial Adviser. Our work did not involve any independent examination of any of the financial or other information underlying the Statement.

Since the Statement and the assumptions on which it is based relate to the future and may therefore be affected by unforeseen events, we can express no opinion as to whether the actual benefits achieved will correspond to those anticipated in the Statement and the differences may be material.

Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America or other jurisdictions and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, on the basis of the foregoing, the Statement has been properly compiled on the basis stated.

Yours faithfully,

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Conduct Authority for designated investment business.

Part C

Report from Greenhill & Co. International LLP

19 February 2015

The Ball Responsible Officers

Ball Corporation

10 Long Peak Drive

Broomfield

Colorado 80021

United States

Recommended acquisition of Rexam by Ball pursuant to a scheme of arrangement

We report on the statement regarding quantified financial benefits (the “Statement”) made by Ball and set out in Section 7 (Financial Benefits of the Offer) and Appendix IV, Part A of the Rule 2.7 Announcement dated 19 February 2015 (the “Announcement”) for which Ball is solely responsible under Rule 28 of the City Code on Takeovers and Mergers (the “City Code”).

We have discussed the Statement (including the assumptions and sources of information referred to therein) with those officers and employees of Ball who developed the underlying plans. The Statement is subject to uncertainty as described in this announcement and our work did not involve an independent examination of any of the financial or other information underlying the Statement.

We have relied upon the accuracy and completeness of all the financial and other information provided to us by or on behalf of the Company, or otherwise discussed with or reviewed by us, and we have assumed such accuracy and completeness for the purposes of providing this letter.

We do not express any view as to the achievability of the quantified financial benefits identified by Ball.

We have also reviewed the work carried out by PricewaterhouseCoopers and have discussed with them the opinion set out in Part B of Appendix IV of the Announcement.

This letter is provided to you solely in connection with Ball’s potential acquisition of Rexam and for no other purpose. We accept no responsibility to any person other than Ball in respect of the contents of this letter; no person other than the Ball Responsible Officers can rely on the contents of this letter, and to the fullest extent permitted by law, we exclude all liability (whether in contract, tort or otherwise) to any other person, in respect of this letter, its contents or the work undertaken in connection with this letter or any of the results that can be derived from this letter or any written or oral information provided in connection with this letter, and any such liability is expressly disclaimed except to the extent that such liability cannot be excluded by law.

On the basis of the foregoing, we consider that the Statement, for which Ball is solely responsible, has been prepared with due care and consideration.

Yours faithfully,

Greenhill & Co. International LLP

APPENDIX V

DEFINITIONS

The following definitions apply throughout this announcement, unless the context otherwise requires:

“2014 Final Dividend”

the final dividend declared by the Rexam Board in respect of the year ended 31 December 2014 and announced with the publication of Rexam’s preliminary results on 19 February 2015, in an amount of 11.9 pence per Rexam Ordinary Share

“Annual Report and Accounts of Rexam”	the annual report and audited financial statements of Rexam for the year ended 31 December 2013

“Anti-trust Material Adverse Effect”

means to sell, divest (which, for the avoidance of doubt, shall not include any enhancements or reconfigurations of plants or the costs thereof), or to otherwise dispose of, any cans production facilities or, with respect to ends, production assets, which in aggregate generated revenue in excess of US$1,580,000,000 (based on the European Central Bank average exchange rate for the twelve months ended 31 December 2014) during the twelve months ended 31 December 2014

“associated undertaking”

shall be construed in accordance with paragraph 19 of Schedule 6 to The Large and Medium-sized Companies and Groups (Accounts and Reports) Regulations 2008 (SI 2008/410) but for this purpose ignoring paragraph 19(1)(b) of Schedule 6 to those regulations

“Authorisations”	for the purposes of the Conditions, means authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearances, permissions, exemptions and approvals

“Ball”	Ball Corporation

“Ball Directors”	the directors of Ball; “Ball Board” means the Ball Directors collectively, and “Ball Director” means any one of them as required by the context

“Ball Group”	Ball and its subsidiary undertakings and associated undertakings

“Ball Responsible Officers”

means, collectively, John Hayes in his capacity as Chairman, President and Chief Executive Officer of Ball, Scott Morrison in his capacity as Chief Financial Officer of Ball and Charles Baker in his capacity as General Counsel of Ball

“Ball Shareholders”	holders of Ball Shares from time to time

“Ball Shares”	the ordinary shares, each of no par value, in the share capital of Ball

“Barclays”	Barclays Bank PLC, acting through its Investment Bank

“Bidco”	means Ball UK Acquisition Limited

“Business Day”	a day (other than a Saturday, Sunday, public or bank holiday) on which banks are generally open for business in London and New York

“Clearances”

means all consents, approvals, clearances, permissions, waivers and/or filings that are necessary in order to satisfy the Pre-Condition, the Regulatory Conditions and the Conditions and all consents, approvals, clearances, permissions, waivers and/or filings that are necessary and all waiting periods that may need to have expired, from or under the laws or practices applied by any regulatory authority in connection with the implementation of the Offer

“Closing Price”	means the closing middle market price of a Rexam Ordinary Share on a particular trading day as derived from the London Stock Exchange Daily Official List

“Code”	the City Code on Takeovers and Mergers

“Combined Group”	the enlarged group following the Offer, comprising the Ball Group and the Rexam Group

“Companies Act”	the Companies Act 2006, as amended from time to time

“Conditions”	the conditions of the Offer, as set out in Appendix I to this announcement and to be set out in the Scheme Document

“Confidentiality Agreement”	means the confidentiality agreement entered into between Ball and Rexam on 19 January 2015

“Co-operation Agreement”	the agreement dated 19 February 2015 between Ball, Bidco and Rexam and relating, among other things, to the implementation of the Offer

“Court”	the High Court of Justice in England and Wales

“Court Meeting”

the meeting or meetings of the Scheme Shareholders as may be convened pursuant to an order of the Court under section 896 of the Companies Act for the purposes of considering and, if thought fit, approving the Scheme (with or without amendment approved or imposed by the Court and agreed to by Ball and Rexam) including any adjournment, postponement or reconvention of any such meeting, notice of which shall be contained in the Scheme Document

“Credit Suisse”	Credit Suisse Securities (Europe) Limited

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Code containing details of dealings in interests in relevant securities of a party to an offer

“Deposit Agreement”	the deposit agreement between the Depositary, Rexam and the holders and beneficial owners of Rexam ADRs

“Depositary”	The Bank of New York Mellon in its role as the Depositary for the Rexam ADRs under the Deposit Agreement

“Effective Date”

the date on which:

(a) the Scheme becomes effective in accordance with its terms; or

(b) if Ball elects to implement the offer by way of a Takeover Offer, the date the Offer becomes or is declared unconditional in all respects

“EFTA”	the European Free Trade Association

“E.U.”	the European Union

“Fairly Disclosed”

the information which has been fairly disclosed: (i) in writing prior to the date of this announcement by or on behalf of Rexam to Ball or Ball’s financial, accounting, tax or legal advisers (specifically as Ball’s advisers in relation to the Offer); (ii) in Rexam’s published annual and/or half year report and accounts for the relevant financial period or periods referred to in the relevant Condition; (iii) in a public announcement made in accordance with the U.K. Disclosure Rules and Transparency Rules by Rexam prior to the date of this announcement; or (iv) in this announcement

“FCA” or “Financial Conduct Authority”	the U.K. Financial Conduct Authority or its successor from time to time

“Forms of Proxy”	the form of proxy in connection with each of the Court Meeting and the General Meeting, which shall accompany the Scheme Document

“General Meeting”

the general meeting of Rexam Ordinary Shareholders to be convened in connection with the Scheme to consider and if thought fit pass, inter alia, the Special Resolution including any adjournment thereof

“Greenhill”	Greenhill & Co. International LLP

“HSR Act”	the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976 (as amended)

“Listing Rules”

the listing rules and regulations made by the FCA under Part VI of the Financial Services and Markets Act 2000 (as amended), and contained in the UKLA’s publication of the same name (as amended from time to time)

“London Stock Exchange”	London Stock Exchange plc

“Long Stop Date”	19 August 2016, or such later date as Ball and Rexam may agree, with the Panel’s consent and the Court may approve (if such approval is required)

“Meetings”	the Court Meeting and the General Meeting

“New Ball Shares”	the new Ball Shares proposed to be issued to Rexam Ordinary Shareholders in connection with the Offer

“Offer”

the proposed acquisition of the entire issued and to be issued share capital of Rexam by Bidco to be effected by the Scheme (or by the Takeover Offer under certain circumstances described in this announcement)

“Offer Document”	in the event Ball elects to implement the Offer by means of a Takeover Offer, the document containing the Takeover Offer to be sent to Rexam Shareholders

“Offer Period”	the period which commenced on 5 February 2015, and ending on the date on which the Scheme becomes effective, lapses or is withdrawn (or such other date as the Panel may decide)

“Official List”	the Official List of the FCA

“Opening Position Disclosure”	an announcement containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the offer if the person concerned has such a position, as defined in Rule 8 of the Code

“overseas shareholders”	Rexam Shareholders residing in, or subject to, any jurisdiction outside the United Kingdom

“Panel”	the Panel on Takeovers and Mergers

“Pre-Condition”	the regulatory pre-condition to the Offer, as set out in Appendix I to this announcement

“PricewaterhouseCoopers”	PricewaterhouseCoopers LLP, in its capacity as reporting accountants to Ball. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London, WC2N 6RH

“Prospectus”

the prospectus document to be produced by Ball and sent (or otherwise made publicly available) to Rexam Ordinary Shareholders and holders of Rexam ADRs (other than persons in Restricted Jurisdictions) at the same time as the Scheme Document in respect of the New Ball Shares to be issued to Rexam Ordinary Shareholders in connection with the Offer

“Quantified Financial Benefits Statement”	as defined in Part A of Appendix IV to this announcement

“Reduction Court Order”	the order of the Court confirming the reduction of Rexam’s share capital under section 648 Companies Act provided for in connection with the Scheme

“Registrar of Companies”	the Registrar of Companies in England and Wales

“Regulation”	Council Regulation (EC) No. 139/2004

“Regulatory Conditions”	means the conditions to the Scheme (or the Takeover Offer, as the case may be) which are set out in Condition 2 (Specific anti-trust and regulatory clearances and approvals), other than the condition set forth in paragraph (e) (Ball Shareholder approval) of Condition 2

“Replacement Awards”	awards over Ball Shares granted to participants in the Rexam LTIP in circumstances described in paragraph 11 of this announcement

“Restricted Jurisdiction”

any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Offer is sent or made available to Rexam Shareholders in that jurisdiction (in accordance with Rule 30.3 of the Code)

“Rexam”	Rexam PLC

“Rexam ADRs”	American Depositary Receipts, each evidencing a Rexam American Depositary Share, which represents five Rexam Ordinary Shares

“Rexam B Shares”	redeemable, non-voting, preference shares with a nominal value of 57 pence each in the capital of Rexam carrying the rights set out in the articles of association of Rexam;

“Rexam Directors”	the directors of Rexam; “Rexam Board” means the Rexam Directors collectively, and “Rexam Director” means any one of them as required by the context

“Rexam Executive Directors”	means, collectively, Graham Chipchase in his capacity as Chief Executive Officer of Rexam, and David Robbie in his capacity as Finance Director of Rexam

“Rexam Group”	Rexam and its subsidiary undertakings and associated undertakings and, where the context permits, each of them

“Rexam Pension Plan”	means the Rexam pension plan governed by a trust deed and rules dated 18 December 2007 (as amended from time to time)

“Rexam Ordinary Shareholders”	holders of Rexam Ordinary Shares from time to time

“Rexam Ordinary Shares”	the ordinary shares with a nominal value of 80 5/14 pence each in the share capital of Rexam

“Rexam Shareholders”	holders of Rexam Shares from time to time

“Rexam Shares”	the Rexam Ordinary Shares and Rexam B Shares

“Rothschild”	N M Rothschild & Sons Limited

“Scheme”	the proposed scheme of arrangement under Part 26 of the Companies Act between Rexam and Rexam Shareholders to implement the Offer

“Scheme Court Order”	the order of the Court sanctioning the Scheme under section 899 of the Companies Act

“Scheme Document”	the document to be dispatched to Scheme Shareholders setting out the terms and conditions of the Offer including the particulars required by section 897 of the Companies Act

“Scheme Record Time”	the time and date specified in the Scheme Document as the record time for the Scheme

“Scheme Shareholders”	holders of Scheme Shares

“Scheme Shares”

shall mean:

•                  Rexam Shares in issue at the date of the Scheme Document;

•                  any Rexam Shares issued after the date of the Scheme Document and prior to the Voting Record Time; and

•                  any Rexam Shares issued at or after the Voting Record Time,

in each case, save for any Rexam Shares legally or beneficially held by any member of the Ball Group

“SEC”	the U.S. Securities and Exchange Commission

“Special Resolution”

the special resolution to be proposed by Rexam at the General Meeting in connection with, amongst other things, the approval of the Scheme, the amendment of Rexam ‘s articles of association and such other matters as may be necessary to implement the Scheme and the delisting of the Rexam Ordinary Shares

“Specified Conditions”

means the Pre-Condition and the conditions set forth in Condition 2 (Specific anti-trust and regulatory clearances and approvals), Condition 3 (Listing on the New York Stock Exchange, effectiveness and registration), Condition 4 (Prospectus) and Condition 5 (Notifications, waiting periods and Authorisations) of Part 2 of Appendix 1, with such consequential amendments as may be reasonably necessary as a result of any election by Ball to implement the Acquisition by way of a Takeover Offer

“subsidiary undertaking”, “associated undertaking” and “undertaking”	shall have the meanings given by the Companies Act (but for these purposes ignoring paragraph 20(1)(b) of Schedule 4A to the Companies Act)

“Takeover Offer”

should the Offer be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Ball to acquire the entire issued and to be issued share capital of Rexam and, where the context admits, any subsequent revision, variation, extension or renewal of such offer

“Third Party”

means a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, professional, environmental or investigative body or authority (including any national anti-trust or merger control authority), court, trade agency, professional association, institution, works council, employee representative body or any other body or person whatsoever in any jurisdiction

“Treasury” or “Treasury Shares”	shares held as treasury shares as provided for in section 724 of the Companies Act

“U.K.” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland

“UKLA”	the Financial Conduct Authority acting in its capacity as the competent authority for listing under Part VI of the Financial Services and Markets Act 2000

“U.S.” or “United States”	the United States of America, its possessions and territories, all areas subject to its jurisdiction or any subdivision thereof, any State of the United States and the District of Columbia

“U.S. Exchange Act”	the U.S. Securities Exchange Act of 1934, as amended

“U.S. Securities Act”	the U.S. Securities Act of 1933, as amended

“Voting Record Time”	6.00 p.m. (London time) on the day prior to the day immediately before the Court Meeting or any adjournment thereof (as the case may be)

All times referred to are London time unless otherwise stated.

All references to “GBP”, “pence”, “sterling” or”£” are to the lawful currency of the United Kingdom.

All references to “U.S. dollar”, “USD” or “US$” are to the lawful currency of the United States.

All references to statutory provision or law or to any order or regulation shall be construed as a reference to that provision, law, order or regulation as extended, modified, replaced or re-enacted from time to time and all statutory instruments, regulations and orders from time to time made thereunder or deriving validity therefrom.